                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 18, 1998

                                     AMONG

                              COMSAT CORPORATION,

                          LOCKHEED MARTIN CORPORATION

                                      AND

                               DENEB CORPORATION

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1.    THE OFFER.............................................  1
     SECTION 1.2.    COMSAT ACTIONS........................................  3
     SECTION 1.3.    SHAREHOLDER LISTS.....................................  4

                                   ARTICLE II

                               RELATED AGREEMENTS


     SECTION 2.1.    REGISTRATION RIGHTS AGREEMENT.........................  5
     SECTION 2.2.    SHAREHOLDERS AGREEMENT................................  5
     SECTION 2.3.    CARRIER ACQUISITION AGREEMENT.........................  5

                                  ARTICLE III

                                   THE MERGER


     SECTION 3.1.     THE MERGER...........................................  5
     SECTION 3.2.     EFFECTIVE TIME.......................................  6
     SECTION 3.3.     EFFECTS OF THE MERGER................................  6
     SECTION 3.4.     CERTIFICATE OF INCORPORATION AND BY-LAWS.............  6
     SECTION 3.5.     DIRECTORS............................................  6
     SECTION 3.6.     OFFICERS.............................................  6
     SECTION 3.7.     EFFECT ON CAPITAL STOCK..............................  7
     SECTION 3.8.     DISSENTING SHARES....................................  7
     SECTION 3.9.     EXCHANGE OF STOCK....................................  8
     SECTION 3.10.    NO FRACTIONAL SHARES OF LOCKHEED MARTIN COMMON STOCK. 10
     SECTION 3.11.    TERMINATION OF EXCHANGE FUND......................... 10
     SECTION 3.12.    NO LIABILITY......................................... 11
     SECTION 3.13.    LOST CERTIFICATES.................................... 11
     SECTION 3.14.    CERTAIN ADJUSTMENTS.................................. 11
     SECTION 3.15.    CONDITIONS TO CLOSING OF MERGER...................... 11


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMSAT


     SECTION 4.1.     ORGANIZATION........................................ 14
     SECTION 4.2.     AUTHORITY........................................... 15
     SECTION 4.3.     CONSENTS AND APPROVALS; NO VIOLATIONS............... 15
     SECTION 4.4.     CAPITALIZATION...................................... 16
     SECTION 4.5.     ABSENCE OF CERTAIN CHANGES.......................... 18

     SECTION 4.6.     REPORTS............................................. 18
     SECTION 4.7.     NO DEFAULT.......................................... 19
     SECTION 4.8.     LITIGATION; COMPLIANCE WITH LAW..................... 19
     SECTION 4.9.     EMPLOYEE BENEFIT PLANS; ERISA....................... 20
     SECTION 4.10.    INTELLECTUAL PROPERTY; YEAR 2000.................... 21
     SECTION 4.11.    CERTAIN CONTRACTS AND ARRANGEMENTS.................. 22
     SECTION 4.12.    TAXES............................................... 23
     SECTION 4.13.    GOVERNMENTAL AUTHORIZATIONS......................... 24
     SECTION 4.14.    ENVIRONMENTAL MATTERS............................... 25
     SECTION 4.15.    BROKERAGE FEES AND COMMISSIONS...................... 25

                                   ARTICLE V


     REPRESENTATIONS AND WARRANTIES OF LOCKHEED MARTIN AND ACQUISITION SUB

     SECTION 5.1.     ORGANIZATION........................................ 25
     SECTION 5.2.     AUTHORITY........................................... 25
     SECTION 5.3.     CONSENTS AND APPROVALS; NO VIOLATIONS............... 26
     SECTION 5.4.     CAPITALIZATION...................................... 27
     SECTION 5.5.     ABSENCE OF CERTAIN CHANGES.......................... 27
     SECTION 5.6.     REPORTS............................................. 28
     SECTION 5.7.     OPINION OF FINANCIAL ADVISOR........................ 28
     SECTION 5.8.     BROKERS............................................. 28

                                   ARTICLE VI

                                   COVENANTS


     SECTION 6.1.     CONDUCT OF BUSINESS OF COMSAT....................... 28
     SECTION 6.2.     INTELSAT AND INMARSAT PRIVATIZATIONS................ 32
     SECTION 6.3.     CONDUCT OF BUSINESS OF LOCKHEED MARTIN.............. 34
     SECTION 6.4.     NO SOLICITATION..................................... 35
     SECTION 6.5.     PREPARATION OF PROXY STATEMENT; COMSAT SHAREHOLDERS
                       MEETING...........................................  36
     SECTION 6.6.     ACCESS TO INFORMATION............................... 38
     SECTION 6.7.     REASONABLE EFFORTS.................................. 38
     SECTION 6.8.     LISTING APPLICATION................................. 38
     SECTION 6.9.     CONSENTS AND APPROVALS.............................. 39
     SECTION 6.10.    PUBLIC ANNOUNCEMENTS................................ 41
     SECTION 6.11.    NOTIFICATION........................................ 41
     SECTION 6.12.    CERTAIN LITIGATION.................................. 41
     SECTION 6.13.    EMPLOYEE AND BENEFIT MATTERS; STOCK OPTIONS
                       AND AWARDS......................................... 42
     SECTION 6.14.    NO RESTRICTIONS..................................... 44
     SECTION 6.15.    ADVICE OF CHANGES................................... 44
     SECTION 6.16.    INDEMNIFICATION..................................... 44

     SECTION 6.17.    NO CONTROL.......................................... 45
     SECTION 6.18.    ACCOUNTANT'S LETTERS................................ 45
     SECTION 6.19.    NORTH AMERICAN NUMBERING PLAN....................... 45
     SECTION 6.20.    AFFILIATE LETTERS................................... 45

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER


     SECTION 7.1.    TERMINATION.......................................... 45
     SECTION 7.2.    EFFECT OF TERMINATION................................ 47
     SECTION 7.3.    FEES AND EXPENSES.................................... 47
     SECTION 7.4.    AMENDMENT............................................ 48
     SECTION 7.5.    EXTENSION; WAIVER.................................... 49

                                  ARTICLE VIII

                                 MISCELLANEOUS


     SECTION 8.1.     SURVIVAL............................................. 49
     SECTION 8.2.     ENTIRE AGREEMENT..................................... 49
     SECTION 8.3.     GOVERNING LAW........................................ 49
     SECTION 8.4.     NOTICES.............................................. 49
     SECTION 8.5.     SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. 50
     SECTION 8.6.     COUNTERPARTS......................................... 51
     SECTION 8.7.     INTERPRETATION....................................... 51
     SECTION 8.8.     SCHEDULES............................................ 51
     SECTION 8.9.     LEGAL ENFORCEABILITY................................. 51
     SECTION 8.10.    NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE........... 51
     SECTION 8.11.    EXCLUSIVE JURISDICTION............................... 51
     SECTION 8.12.    WAIVER OF JURY TRIAL................................. 52

                                    EXHIBITS
                                    --------

     Exhibit A.............................................  Conditions to Offer
     Exhibit B...........................  Form of Registration Rights Amendment
     Exhibit C..................................  Form of Shareholders Agreement
     Exhibit D...........................  Form of Carrier Acquisition Agreement
     Exhibit E..........  Form of Amended and Restated Articles of Incorporation
     Exhibit F............................................  Form of Tax Opinions



                                   SCHEDULES
                                   ---------

     Schedule 1.....................................  COMSAT Disclosure Schedule

                             TABLE OF DEFINED TERMS

Term                                                              Section No.
----                                                            ---------------

Acquisition Proposal.................................................... 6.4(a)
Acquisition Sub......................................... Introductory Paragraph
Agreement............................................... Introductory Paragraph
Amendment.................................................................. 4.2
Antitrust Laws.......................................................... 6.9(c)
Assets..................................................................... 4.3
Audit............................................................... 4.12(j)(i)
Authorized Carrier Conditions........................................ Exhibit A
Authorized Carriers..................................................... 1.1(a)
Average Price........................................................ 3.7(a)(i)
Carrier Acquisition........................................................ 2.3
Carrier Acquisition Agreement.............................................. 2.3
CCEC.................................................................... 6.9(c)
Certificates............................................................ 3.9(b)
Closing.................................................................... 3.2
Closing Date............................................................... 3.2
Code............................................................... 3.15(c)(ii)
Communications Act......................................................... 4.3
COMSAT.................................................. Introductory Paragraph
COMSAT Affiliate Letter................................................... 6.20
COMSAT Business Plans................................................... 6.1(i)
COMSAT Carrier Subsidiary.................................................. 2.3
COMSAT Common Stock..................................................... 1.1(a)
COMSAT Contracts....................................................... 4.11(a)
COMSAT Disclosure Schedule.......................................... Article IV
COMSAT Employees....................................................... 6.13(d)
COMSAT Form 10-K........................................................... 4.5
COMSAT Preferred Stock.................................................. 4.4(a)
COMSAT Representatives.................................................. 6.4(a)
COMSAT SEC Documents....................................................... 4.6
COMSAT Shareholders Meeting............................................. 6.5(b)
COMSAT Stock Options.................................................... 4.4(a)
COMSAT Stock Plans...................................................... 4.4(a)
Confidentiality Agreements................................................. 8.2
DCBCA................................................................... 1.1(a)
DCRA....................................................................... 3.2
DGCL....................................................................... 3.1

Term                                                                 Section No.
----                                                                 -----------

Determination Date.................................................... 3.7(a)(i)
Dissenting Shares..........................................................  3.8
EC Merger Regulations...................................................  6.9(c)
Effective Time.............................................................  3.2
Environmental Claims......................................................  4.14
Environmental Laws........................................................  4.14
Equity Securities........................................................ 4.4(a)
ERISA.................................................................... 4.9(a)
ERISA Affiliate.......................................................... 4.9(a)
Exchange Act............................................................. 1.1(a)
Exchange Agent........................................................... 3.9(a)
Exchange Fund............................................................ 3.9(a)
FCC................................................................. 3.15(a)(ii)
Form S-4................................................................  6.5(a)
Forward Merger.............................................................  3.1
GAAP.......................................................................  4.6
Governmental Authorizations................................................ 4.13
Governmental Authority....................................................  3.11
HSR Act.................................................................  6.9(c)
ICO..................................................................  6.2(e)(i)
Indemnified Parties....................................................  6.16(a)
Inmarsat................................................................  3.9(b)
Inmarsat Convention.................................................  6.2(e)(ii)
Inmarsat Existing Documents........................................  6.2(e)(iii)
Inmarsat Interests..................................................  6.2(e)(iv)
Inmarsat Investment Share............................................  6.2(e)(v)
Inmarsat Privatization..............................................  6.2(e)(vi)
Inmarsat Restructuring Documents...................................  6.2(e)(vii)
Intellectual Property..................................................  4.10(a)
INTELSAT................................................................  3.9(b)
INTELSAT Agreement................................................  6.2(e)(viii)
INTELSAT Existing Documents.......................................  6.2(e)(viii)
INTELSAT Operating Agreement......................................  6.2(e)(viii)
INTELSAT Interests................................................... 6.2(e)(ix)
INTELSAT Investment Share............................................. 6.2(e)(x)
IRS...................................................................... 4.9(a)
Laws.......................................................................  4.1

Term                                                                Section No.
----                                                                -----------

Liabilities................................................................ 4.6
Lien....................................................................... 4.3
Lockheed Martin......................................... Introductory Paragraph
Lockheed Martin Common Stock............................................ 3.7(a)
Lockheed Martin Form 10-K.................................................. 5.5
Lockheed Martin Preferred Stock......................................... 5.4(a)
Lockheed Martin SEC Documents.............................................. 5.6
Lockheed Martin Series Preferred Stock.................................. 5.4(a)
Lockheed Martin Stock Options........................................... 5.4(a)
Lockheed Martin Stock Plans............................................. 5.4(a)
Lock-Up Agreement....................................................... 6.2(c)
Material Adverse Effect.................................................... 4.1
Maximum Amount......................................................... 6.16(b)
Measurement Date..................................................... Exhibit A
Merger..................................................................... 3.1
Merger Consideration.................................................... 3.7(a)
Minimum Condition.................................................... Exhibit A
NYSE....................................................................... 3.2
Offer................................................................... 1.1(a)
Offer Closing Time...................................................... 1.1(a)
Offer Documents......................................................... 1.1(d)
Offer Price............................................................. 1.1(a)
Offer Subsidiary........................................................ 1.1(a)
Order................................................................... 6.9(d)
PBGC.................................................................... 4.9(a)
Person.................................................................. 3.9(b)
Plans................................................................... 4.9(a)
Proxy Statement/Prospectus.............................................. 6.5(a)
Recent SEC Documents.................................................... 4.8(b)
Registration Rights Agreement...............................................2.1
Reverse Merger..............................................................3.1
Satellite Act........................................................... 1.1(a)
Schedule 14D-9.......................................................... 1.2(b)
SEC..................................................................... 1.1(a)
Securities Act...................................................... 3.15(a)(v)
Shareholders Agreement......................................................2.2
Shares.................................................................. 1.1(a)

Term                                                              Section No.
----                                                             -------------

Significant Adverse Effect............................................ 3.15(b)
Significant Subsidiary.................................................... 4.3
Stock Option Plans..................................................... 4.4(a)
Stock Value........................................................ 3.15(c)(i)
Subsidiary.................................................................4.2
Superior Proposal...................................................... 6.4(b)
Surviving Corporation......................................................3.1
Taxes............................................................. 4.12(j)(ii)
Tax Returns...................................................... 4.12(j)(iii)
Termination Fee.................................................... 7.3(a)(ii)
Transaction Agreements.....................................................2.3

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of September 18, 1998 among LOCKHEED MARTIN CORPORATION, a Maryland corporation ("LOCKHEED MARTIN"), DENEB CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Lockheed Martin ("ACQUISITION SUB"), and COMSAT CORPORATION, a District of Columbia corporation ("COMSAT").

     In consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Lockheed Martin, Acquisition Sub and COMSAT hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1.  THE OFFER.

     (a) Subject to this Agreement not having been terminated in accordance with the provisions of Section 7.1 hereof, Lockheed Martin, acting through a wholly-owned single member Delaware limited liability company (the "OFFER SUBSIDIARY"), shall as promptly as practicable, but in no event later than five business days from the date of the public announcement of the terms of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder (the "EXCHANGE ACT")) an offer to purchase for cash (as it may be amended in accordance with the terms of this Agreement, the "OFFER") up to the number of shares (collectively, the "SHARES") of COMSAT's common stock, without par value (the "COMSAT COMMON STOCK"), that is equal to the remainder of (i) 49% of the number of shares of COMSAT Common Stock outstanding at the close of business on the date of purchase pursuant to the Offer minus (ii) the number of shares of
                                           -----
COMSAT Common Stock then owned of record by "authorized carriers" (as defined in the Communications Satellite Act of 1962, as amended, 47 U.S.C. (S)701 et. seq., and all rules and regulations promulgated thereunder (the "SATELLITE ACT")) ("AUTHORIZED CARRIERS"), as evidenced by issuance of shares of Series II COMSAT Common Stock, minus (iii) the number of shares of COMSAT Common Stock with
              -----
respect to which written demand shall have been made and not withdrawn under
Section 29-373 of the District of Columbia Business Corporation Act (the "DCBCA"), at a price of not less than $45.50 per Share, net to the seller in cash (the "OFFER PRICE"). Lockheed Martin shall extend the Offer, for periods of no more than 60 days, until the earlier of (i) the one year anniversary of the date hereof or (ii) 10 business days after the date on which the last of the Authorized Carrier Conditions (as defined in Exhibit A hereto) shall have been
                                             ---------
obtained. The obligation of Lockheed Martin to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived in whole or in part by Lockheed
         ---------
Martin in its sole discretion), and to the terms and conditions of this Agreement. Lockheed Martin expressly reserves the right to modify the terms and conditions of the Offer, except that, without the prior written consent of COMSAT, Lockheed Martin shall not (i) reduce the number of Shares subject to the Offer, (ii) waive the Minimum Condition (as defined in Exhibit A hereto), (iii)
                                                       ---------
reduce the Offer Price, (iv) modify or add to the conditions set forth in

Exhibit A, (v) except as provided in this Section 1.1(a), extend the term of the
---------
Offer, (vi) change the form of the consideration payable in the Offer or (vii) make any other modifications that are otherwise materially adverse to holders of COMSAT Common Stock. Notwithstanding the foregoing, Lockheed Martin may, without the consent of COMSAT, (A) extend the term of the Offer beyond any scheduled expiration date of the Offer (but not beyond the two year anniversary of the date hereof) if, at any such scheduled expiration date, any of the conditions to Lockheed Martin's obligation to accept for payment, and pay for, Shares tendered pursuant to the Offer shall not have been satisfied or waived and (B) extend the Offer (but not beyond the two year anniversary of the date hereof) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any other applicable Law (as hereinafter defined). Upon the terms and subject to the conditions of the Offer, Lockheed Martin shall accept for payment and will pay for, as soon as permitted under the terms of the Offer, Shares validly tendered and not withdrawn prior to the expiration of the Offer. The date and time at which the Offer shall close is referred to as the "OFFER CLOSING TIME".

     (b) Lockheed Martin shall not, nor shall it permit any of its affiliates to, tender into the Offer any shares of COMSAT Common Stock beneficially owned by it; provided, that shares of COMSAT Common Stock held beneficially or of
       --------
record by any plan, program or arrangement sponsored by Lockheed Martin or maintained for the benefit of employees of Lockheed Martin or any of its Subsidiaries (as hereinafter defined) shall be deemed not to be held by Lockheed Martin or an affiliate thereof regardless of whether Lockheed Martin has, directly or indirectly, the power to vote or control the disposition of such shares of COMSAT Common Stock. COMSAT shall not, nor shall it permit any of its Subsidiaries to, tender into the Offer any shares of COMSAT Common Stock beneficially owned by it; provided, that shares of COMSAT Common Stock held
                          --------
beneficially or of record by any plan, program or arrangement sponsored by COMSAT or maintained for the benefit of employees of COMSAT or any of its Subsidiaries shall be deemed not to be held by COMSAT regardless of whether COMSAT has, directly or indirectly, the power to vote or control the disposition of such shares of COMSAT Common Stock.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Lockheed Martin shall not be required to commence the Offer in any foreign country where the commencement of the Offer, in Lockheed Martin's reasonable opinion, would violate the applicable Law of such jurisdiction.

     (d) On the date of the commencement of the Offer, Lockheed Martin shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and when first published, sent or given to COMSAT's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Lockheed Martin with respect to information supplied by COMSAT in writing for inclusion in the Offer Documents or incorporated therein by reference to any statement, report or other document filed by or on behalf of COMSAT with the SEC. Upon obtaining knowledge, Lockheed Martin or COMSAT shall correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Lockheed Martin further shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to COMSAT's shareholders, in each case as and to the extent required by applicable federal securities Laws. COMSAT and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. Lockheed Martin shall provide COMSAT and its counsel in writing with any comments Lockheed Martin and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Lockheed Martin shall take all steps reasonably necessary to cause the Offer Documents to be filed with the SEC and disseminated to the holders of COMSAT Common Stock, in each case as, and to the extent, required by applicable Law.

     SECTION 1.2.  COMSAT ACTIONS.

     (a) COMSAT hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has by resolutions duly adopted, and not rescinded or modified, by a unanimous vote (excluding any directors absent and any directors who recused themselves pursuant to Section 8.06 of COMSAT's Articles of Incorporation) (i) determined as of the date hereof that the Offer and the Merger are fair to the shareholders of COMSAT, are advisable and are in the best interests of the shareholders of COMSAT, (ii) subject to the terms and conditions set forth herein, approved the Offer, the Merger and this Agreement, which approval constitutes approval of the Merger and this Agreement for purposes of Section 29-364 of DCBCA, (iii) directed that the Merger and this Agreement be submitted to a vote of the shareholders of COMSAT, which direction constitutes the direction required by Section 29-366 of the DCBCA with respect to the Merger and this Agreement and (iv) recommended acceptance of the Offer and approval of the Merger and this Agreement by the shareholders of COMSAT, which approval, if obtained, will constitute approval of the Merger and this Agreement for purposes of Section 29-367 of DCBCA. COMSAT further represents that Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board of Directors of COMSAT its opinion that as of the date hereof the consideration to be received in the Offer and the Merger by holders of shares of COMSAT Common Stock is fair to the holders of COMSAT Common Stock from a financial point of view.

     (b) COMSAT shall, subject to the provisions of this Agreement (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") containing a recommendation of acceptance of the Offer and approval of the Merger and this Agreement by the shareholders of COMSAT and (ii) mail such
Schedule 14D-9 to the
shareholders of COMSAT; provided, that subject to the provisions of Section
                        --------
6.4(b) hereof, such recommendation may be withdrawn, modified or amended.  Such
Schedule 14D-9 shall be, if so requested by Lockheed Martin, filed on the same date as Lockheed Martin's Schedule 14D-1 is filed and mailed together with the Offer Documents; provided, that in any event the Schedule 14D-9 shall be filed
                 --------
and mailed no later than 10 business days following the commencement of the Offer. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and when first published, sent or given to COMSAT's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by COMSAT with respect to information supplied by Lockheed Martin in writing for inclusion in the Schedule 14D-9. Upon obtaining knowledge, each of COMSAT and Lockheed Martin shall correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and COMSAT further shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to COMSAT's shareholders, in each case as and to the extent required by applicable federal securities Laws. Lockheed Martin and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9, and each such amendment or supplement, prior to COMSAT's filing of the Schedule 14D-9 or such supplement or amendment, as the case may be, with the SEC. COMSAT shall provide Lockheed Martin and its counsel in writing with any comments COMSAT or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 or such supplement or amendment, as the case may be, promptly after the receipt thereof.

     SECTION 1.3. SHAREHOLDER LISTS. In connection with the Offer, at the request of Lockheed Martin, from time to time after the date hereof, COMSAT shall promptly furnish Lockheed Martin with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Lockheed Martin with such information and assistance as Lockheed Martin or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Lockheed Martin shall hold in confidence the information contained in any such labels, listings and files, and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to COMSAT all copies of such information then in its possession or control or in the possession or control of its agents or representatives.

                                 ARTICLE II

                               RELATED AGREEMENTS

          SECTION 2.1.  REGISTRATION RIGHTS AGREEMENT.   Simultaneous with the
execution and delivery of this Agreement, Lockheed Martin and COMSAT shall execute and deliver the Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT"), with respect
                   ---------
to the Shares.

          SECTION 2.2.  SHAREHOLDERS AGREEMENT.   Simultaneous with the
execution and delivery of this Agreement, Lockheed Martin and COMSAT shall execute and deliver the Shareholders Agreement, substantially in the form attached hereto as Exhibit C (the "SHAREHOLDERS AGREEMENT").
                   ---------

          SECTION 2.3.  CARRIER ACQUISITION AGREEMENT.   Simultaneous with the
execution and delivery of this Agreement, Lockheed Martin, Offer Subsidiary, COMSAT and COMSAT Government Systems, Inc., a Delaware corporation ("COMSAT CARRIER SUBSIDIARY"), shall enter into an agreement pursuant to which COMSAT Carrier Subsidiary shall be merged with and into Offer Subsidiary, which agreement shall be substantially in the form attached hereto as Exhibit D (the
                                                                ---------
"CARRIER ACQUISITION AGREEMENT," and the transactions contemplated by the Carrier Acquisition Agreement, the "CARRIER ACQUISITION"). (This Agreement, the Registration Rights Agreement, the Shareholders Agreement and the Carrier Acquisition Agreement are hereinafter collectively referred to as the "TRANSACTION AGREEMENTS"). This Agreement contemplates the transactions set forth in the Carrier Acquisition Agreement.

                                  ARTICLE III

                                   THE MERGER

          SECTION 3.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the DCBCA and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined) COMSAT shall be merged with and into Acquisition Sub (the "FORWARD MERGER") as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 3.15 hereof or on such other date as the parties hereto may agree; provided, however, that if the conditions in subsections (a) and (b) of
       --------  -------
such Section 3.15 are satisfied, but any of the conditions in Section 3.15(c) are not satisfied, then Acquisition Sub shall be merged with and into COMSAT at the Effective Time (the "REVERSE MERGER"). At the Effective Time, if the Forward Merger is effected, then the separate existence of COMSAT shall cease and Acquisition Sub shall continue as the surviving corporation under the name "COMSAT" or, if the Reverse Merger is effected, then the separate existence of Acquisition Sub shall cease and COMSAT shall continue as the surviving corporation. The surviving corporation of the Forward Merger or the Reverse Merger, as the case may be, shall be herein referred to as the "SURVIVING CORPORATION" and the Forward Merger and Reverse Merger shall alternatively be referred to as the "MERGER."

          SECTION 3.2. EFFECTIVE TIME; CLOSING. The Merger shall be consummated by (i) filing with the Department of Consumer and Regulatory Affairs of the District of Columbia (the "DCRA") articles of merger, executed and filed in accordance with Section 29-368 of the DCBCA and such other documents as are required by Section 29-371 of the DCBCA and (ii) filing with the Secretary of State of the State of Delaware a certificate of merger, executed and filed in accordance with Sections 103 and 252 of the DGCL (the time the Merger becomes effective being referred to as the "EFFECTIVE TIME"). The parties will cooperate to cause the Effective Time to occur outside of New York Stock Exchange ("NYSE") trading hours. The Merger shall be effective upon the latest to occur of (i) the issuance by the DCRA of a certificate of merger with respect thereto pursuant to Section 29-369 of the DCBCA, (ii) the acceptance for filing of the certificate of merger by the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL and (iii) the time, if any, specified as the effective time of the Merger in the articles of merger filed in accordance with the DCBCA and the certificate of merger filed in accordance with the DGCL.
Prior to the filings referred to in this Section 3.2, a closing (the "CLOSING") will be held at the offices of O'Melveny & Myers LLP, 555 13th Street, N.W., Suite 500 West, Washington, D.C. 20004-1109 (or such other place as the parties may agree), for the purpose of confirming all of the foregoing no later than the second business day after satisfaction or waiver of all the conditions set forth in Section 3.15 (the date of the Closing herein referred to as the "CLOSING DATE").

          SECTION 3.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 29-370 of the DCBCA and Section 259 of the DGCL. As of the Effective Time, the Surviving Corporation shall be a wholly-owned Subsidiary of Lockheed Martin.

          SECTION 3.4. CERTIFICATE OF INCORPORATION AND BY-LAWS. If the Forward Merger is consummated, the Certificate of Incorporation and By-Laws of Acquisition Sub, each as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until amended in accordance with applicable Law, except that Article FIRST of the Certificate of Incorporation shall be amended so that it reads in its entirety as follows: "The name of the corporation is COMSAT Corporation". If the Reverse Merger is consummated, the Articles of Incorporation of COMSAT shall be amended at the Effective Time to read in their entirety as set forth in Exhibit E hereto
                                                                ---------
and shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of COMSAT as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, each until amended in accordance with applicable Law.

          SECTION 3.5. DIRECTORS. The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or Articles of Incorporation of the Surviving Corporation, as the case may be, and the By-Laws of the Surviving Corporation, or as otherwise provided by Law.

          SECTION 3.6. OFFICERS. The officers of COMSAT at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or Articles of Incorporation of the Surviving Corporation, as the case may be, and the By-Laws of the Surviving Corporation, or as otherwise provided by Law.

          SECTION 3.7.  EFFECT ON CAPITAL STOCK.  At the Effective Time:

          (a) Each share of COMSAT Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of COMSAT Common Stock held in the treasury of COMSAT, held by Offer Subsidiary, held by Lockheed Martin, if any, and Dissenting Shares (as hereinafter defined), if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.5 shares of Lockheed Martin common stock, par value $1 per share (the "LOCKHEED MARTIN COMMON STOCK") (as subject to adjustment pursuant to Section 3.14 hereof, the "MERGER CONSIDERATION"), issuable to the holder thereof upon the surrender of the certificate formerly representing such share of COMSAT Common Stock (except as provided in Section 6.13 hereof).

          (b) Each share of COMSAT Common Stock held in the treasury of COMSAT, each share of COMSAT Common Stock held by Offer Subsidiary, and each share of COMSAT Common Stock held by Lockheed Martin, if any, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist and no consideration shall be received therefor; provided, that shares of COMSAT Common
                                          --------
Stock held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of Lockheed Martin or COMSAT or any of their respective Subsidiaries shall be deemed not to be held by Lockheed Martin, Offer Subsidiary or COMSAT regardless of whether Lockheed Martin, Offer Subsidiary or COMSAT has, directly or indirectly, the power to vote or control the disposition of such shares of COMSAT Common Stock.

          (c) In the case of the Forward Merger, each share of common stock, par value $1.00 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof remain outstanding as one share of the Surviving Corporation, or in the case of the Reverse Merger, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

          SECTION 3.8. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of COMSAT Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares of COMSAT Common Stock in favor of the Merger and shall have delivered a written demand for appraisal of such shares of COMSAT Common Stock in the manner provided in Section 29-373 of the DCBCA (the "DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the DCBCA. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of COMSAT Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration.

          SECTION 3.9.  EXCHANGE OF STOCK.

          (a) Prior to the Effective Time, Lockheed Martin shall designate a bank or trust company reasonably acceptable to COMSAT to act as exchange agent for the holders of the shares of COMSAT Common Stock in connection with the Merger (the "EXCHANGE AGENT"). At the Effective Time, Lockheed Martin will deposit with the Exchange Agent, in trust for the benefit of holders of shares of COMSAT Common Stock, certificates representing the Lockheed Martin Common Stock issuable pursuant to Section 3.7(a) hereof in exchange for outstanding shares of COMSAT Common Stock. Lockheed Martin shall make available to the Exchange Agent cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.10 hereof and any dividends and other distributions pursuant to
Section 3.9(d) hereof. Any cash and certificates of Lockheed Martin Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND".

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of COMSAT Common Stock (the "CERTIFICATES") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration in such form as Lockheed Martin shall reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to promptly receive in exchange therefor (A) one or more shares of Lockheed Martin Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.7(a) hereof (after taking into account all shares of COMSAT Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Lockheed Martin Common Stock pursuant to
Section 3.10 hereof. No interest will be paid or will accrue on any cash payable pursuant to Section 3.9(d) hereof or Section 3.10 hereof upon the surrender of the Certificates. All distributions to holders of Certificates shall be subject to any applicable federal, state, local and foreign tax withholding, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made. If the Merger Consideration is to be distributed to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such distribution that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees, if required by the Surviving Corporation in its sole discretion) and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 3.9, each Certificate (other than Certificates representing shares of COMSAT Common Stock held by Lockheed Martin or any Subsidiary of Lockheed Martin, shares of COMSAT Common Stock held in the treasury of COMSAT or held by any Subsidiary of COMSAT and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration. For purposes of this Agreement, the term "PERSON" means any individual, firm, trust, partnership, joint venture, association, corporation, limited liability company, unincorporated organization, Governmental Authority (as hereinafter defined), or other entity including, without limitation, the International Telecommunications Satellite Organization ("INTELSAT") or the International Maritime Satellite Organization ("INMARSAT").

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of COMSAT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Section 3.9.

          (d) No dividends or other distributions declared or made with respect to shares of Lockheed Martin Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Lockheed Martin Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Lockheed Martin Common Stock shall be paid to any such holder pursuant to Section 3.10 hereof until such holder shall surrender such Certificate in accordance with Section 3.9(b) hereof. Subject to the effect of applicable Laws, including, without limitation, Laws of escheat, following surrender of any such Certificate, there shall be paid to such holder of shares of Lockheed Martin Common Stock issuable in exchange therefor, without interest,
(a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Lockheed Martin Common Stock to which such holder is entitled pursuant to Section 3.10 hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Lockheed Martin Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Lockheed Martin Common Stock.

          (e) All shares of Lockheed Martin Common Stock issued and cash paid upon conversion of shares of COMSAT Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.9(d) or Section
3.10 hereof) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of COMSAT Common Stock.

          SECTION 3.10.  NO FRACTIONAL SHARES OF LOCKHEED MARTIN COMMON STOCK.

          (a) No certificates or scrip representing fractional shares of Lockheed Martin Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not be considered deliverable shares under Section 3.7(a) hereof, and will not entitle the owner thereof to vote or to have any rights of a shareholder of Lockheed Martin or a holder of shares of Lockheed Martin Common Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of COMSAT Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Lockheed Martin Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Lockheed Martin Common Stock multiplied by (ii) the closing price per share of Lockheed Martin Common Stock reported on the NYSE Composite Tape on the last full trading day prior to the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of COMSAT Common Stock with respect to fractional interests, the Exchange Agent shall so notify Lockheed Martin, and Lockheed Martin shall or shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms hereof.

          SECTION 3.11. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this
Article III shall, subject to the effect of applicable Laws, including without limitation, Laws of escheat, thereafter look only to the Surviving Corporation and Lockheed Martin for the Merger Consideration with respect to the shares of COMSAT Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 3.7 hereof and Section 3.9 hereof, any cash in lieu of fractional shares of Lockheed Martin Common Stock to which such holders are entitled pursuant to Section 3.10 hereof and any dividends or distributions with respect to shares of Lockheed Martin Common Stock to which such holders are entitled pursuant to Section 3.9(d) hereof. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of COMSAT Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority (as defined below)) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. For purposes of this Agreement, the term "GOVERNMENTAL AUTHORITY" means any agency, bureau, commission, court, department, officer, political subdivision, or other instrumentality of any nation or government, any region, state, or other political subdivision thereof whether federal, state, county or local, domestic or foreign (excluding INTELSAT or Inmarsat), or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Person owned or controlled through stock or capital ownership or otherwise by any of the foregoing.

          SECTION 3.12. NO LIABILITY. None of Lockheed Martin, Acquisition Sub, COMSAT, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          SECTION 3.13. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of COMSAT Common Stock formerly represented thereby, any cash in lieu of fractional shares of Lockheed Martin Common Stock, and unpaid dividends and distributions on shares of Lockheed Martin Common Stock deliverable in respect thereof, pursuant to this Agreement.

          SECTION 3.14. CERTAIN ADJUSTMENTS. Without limiting any other provision of this Agreement, if, between the date of this Agreement and the Effective Time, the outstanding shares of Lockheed Martin Common Stock shall be changed into a different number or a different class or series of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any other similar transaction, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Merger Consideration established pursuant to the provisions of Section 3.7 hereof shall be adjusted accordingly to provide to the holders of COMSAT Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split, reverse stock split, combination, exchange or dividend.

          SECTION 3.15.  CONDITIONS TO CLOSING OF MERGER.

          (a) The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (i) Offer Subsidiary shall have purchased Shares pursuant to the Offer;

               (ii) the Satellite Act, and other applicable Laws, shall have been amended or repealed, and all applicable proceedings before the Federal Communications Commission ("FCC") or other Governmental Authority necessary to implement such amendment or repeal shall have been completed to the extent necessary to permit the consummation of the Merger as contemplated by the terms of this Agreement;

               (iii) any applicable waiting period related to the Merger under the Antitrust Laws (as hereinafter defined) shall have terminated or expired and all consents or approvals required under the Antitrust Laws shall have been received;

               (iv) the shares of Lockheed Martin Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for listing on the NYSE; and

               (v) the Form S-4 (as hereinafter defined) shall have been declared effective by the SEC under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder (the "SECURITIES ACT"). No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

               (vi) the shareholders of COMSAT shall have approved the Merger and this Agreement pursuant to Section 29-367 of the DCBCA.

          (b) The obligations of Lockheed Martin and Acquisition Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (i) (A) after the date of this Agreement, there shall not have been any change in existing Law or any new Law promulgated, enacted, enforced or deemed applicable to COMSAT or to the transactions contemplated by this Agreement nor (B) shall INTELSAT or Inmarsat have adopted a plan for privatization, or have been privatized, in whole or in part, in a manner or pursuant to terms and conditions (or, in the case of an adopted plan, proposed terms and conditions), in the case of either clause (A) or clause (B) that Lockheed Martin determines in good faith (after consultation with COMSAT) would reasonably be expected to have a Significant Adverse Effect(as defined below);

               (ii) all consents and approvals from Governmental Authorities (including the FCC) or any other Person required for the consummation of the Merger as contemplated by the terms of this Agreement shall have been granted, except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a Significant Adverse Effect; and

               (iii) since the date of this Agreement, there shall not have occurred any event that has had or would reasonably be expected to have a Significant Adverse Effect.

For purposes of this Agreement, the term "SIGNIFICANT ADVERSE EFFECT" means a Material Adverse Effect on COMSAT (as hereinafter defined, but including, for purposes of determining whether there has been a Significant Adverse Effect, any effects or changes arising out of, resulting from or relating to general economic, financial or industry conditions) of such seriousness and significance that a reasonable businessperson in similar circumstances would not proceed with the Merger on the terms and conditions set forth in this Agreement.

          COMSAT will furnish Lockheed Martin with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 3.15(b) as Lockheed Martin may reasonably request.

          (c) The obligation of each party to effect the Forward Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions and if any of the following conditions are not satisfied, but the conditions set forth in Sections 3.15(a) and 3.15(b) are satisfied, the Reverse Merger shall be effected:

               (i) the aggregate fair market value of the shares of Lockheed Martin Common Stock, deliverable pursuant to Section 3.7(a) hereof upon consummation of the Forward Merger, based upon the most recent closing price of such stock on the NYSE Composite Tape on the last full trading day prior to the Effective Time (the "STOCK VALUE"), would be at least 40% of the sum of (A) the Stock Value, (B) the aggregate amount paid by Lockheed Martin to purchase Shares pursuant to the Offer, (C) cash payable in respect of Dissenting Shares (assuming for these purposes that the per share amount payable in respect of Dissenting Shares is $50 per share), and (D) cash payable in respect of fractional shares (assuming for these purposes that each holder of record of COMSAT Common Stock as of the close of the last trading day prior to the Effective Time is entitled to receive $50 in respect of fractional share interests);

               (ii) COMSAT shall have received from Skadden, Arps, Slate, Meagher, & Flom LLP, counsel to COMSAT, a written opinion dated as of the Closing Date, substantially in the form attached hereto as Exhibit
                                                                         -------
          F, based upon representations of COMSAT and Lockheed Martin (including
          -
          representations relating to any material transactions currently under consideration by COMSAT and Lockheed Martin, respectively) contained in tax certificates. Such representations shall be those that customarily would be required in similar circumstances. The written opinion shall be substantially to the effect that the Forward Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

               (iii) Lockheed Martin shall have received from King & Spalding, counsel to Lockheed Martin, a written opinion dated as of the Closing Date, substantially in the form attached hereto as Exhibit F, based
                                                             ---------
          upon representations of COMSAT and Lockheed Martin (including representations relating to any material transactions currently under consideration by COMSAT and Lockheed Martin, respectively) contained in tax certificates. Such representations shall be those that customarily would be required in similar circumstances. The written opinion shall be substantially to the effect that the Forward Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code; and

               (iv) all required consents or approvals from Governmental Authorities (including the FCC) or any other Person shall have been obtained to permit the consummation of the Forward Merger, except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on COMSAT's business.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMSAT

          Except as set forth in the disclosure schedule delivered prior to the execution hereof to Lockheed Martin (the "COMSAT DISCLOSURE SCHEDULE") (each section of which qualifies only the corresponding numbered representation and warranty or covenant as specified therein), COMSAT represents and warrants to Lockheed Martin and Acquisition Sub as follows:

          SECTION 4.1. ORGANIZATION. Each of COMSAT and its Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has all requisite power and authority, as a corporation, limited liability company or limited partnership, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted, except, in the case of Subsidiaries, where the failure to be so organized, existing and in good standing or to have such power and authority would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COMSAT and except as set forth in Section 4.1 of the COMSAT Disclosure Schedule. For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean any change or effect that is materially adverse to (i) the business, properties, operations, results of operations or financial condition of the referenced Person and its Subsidiaries, taken as a whole, other than any effects or changes arising out of, resulting from or relating to general economic, financial or industry conditions or (ii) the ability of any of the referenced Person and its Subsidiaries to perform its obligations under this Agreement and the Carrier Acquisition Agreement. Each of COMSAT and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT and except as set forth in Section 4.1 of the COMSAT Disclosure Schedule. COMSAT has heretofore delivered or made available to Lockheed Martin accurate and complete copies of the Articles of Incorporation and By-Laws (or other similar organizational documents in the case of an entity other than a corporation), as currently in effect, of COMSAT and each of its Subsidiaries. For purposes of this Agreement, the term "LAWS" shall mean collectively, any law, rule, regulation, statute, writ, ordinance, judgment, decision, decree, ruling, Order (as hereinafter defined), award, injunction or other official action of any Governmental Authority.

          SECTION 4.2. AUTHORITY. COMSAT has full corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and subject to the limitations of the Satellite Act, COMSAT's Articles of Incorporation, and COMSAT's Bylaws to consummate the transactions contemplated thereby. The execution and delivery of each such Transaction Agreement by COMSAT and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of COMSAT and no other corporate proceedings on the part of COMSAT are necessary to authorize any such Transaction Agreement or to consummate the transactions contemplated thereby, other than, with respect to the Merger, the approval of the Merger and this Agreement by the shareholders of COMSAT and, with respect to the amendment to COMSAT's Articles of Incorporation called for in the Shareholders Agreement (the "AMENDMENT"), the approval thereof by the Board of Directors and shareholders of COMSAT as contemplated by the Shareholders Agreement. This Agreement and each other Transaction Agreement has been duly and validly executed and delivered by COMSAT and constitutes the valid and binding agreement of COMSAT (and assuming due and valid authorization, execution and delivery thereof by the other parties thereto) enforceable against COMSAT in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to the creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The approval of the Merger, this Agreement and the Amendment by two-thirds of the votes entitled to be cast by all holders of COMSAT Common Stock is the only vote of the holders of any class or series of the capital stock of COMSAT required to approve any Transaction Agreement or the transactions contemplated thereby. For purposes of this Agreement, the term "SUBSIDIARY", when used with respect to any Person, means, (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect 50% or more of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Person or (ii) a partnership, limited liability company, joint venture or similar entity or arrangement however organized or constituted in which the Person or a Subsidiary of the Person is, at the date of determination, a general partner, limited partner or member, as the case may be, but only if the Person or its Subsidiary is entitled at any time to receive 50% or more of the amounts distributed or distributable by such partnership, limited liability company, joint venture or other entity or pursuant to such arrangement to the partners or members thereof or parties thereto, whether upon dissolution, termination or otherwise.

          SECTION 4.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for any applicable requirements of the Securities Act, the Exchange Act, Antitrust Laws, the Communications Act of 1934, as amended, and all rules and regulations promulgated thereunder (the "COMMUNICATIONS ACT") and the Satellite Act, the filing and recordation of articles and/or a certificate of merger with respect to the Merger, as required by the DCBCA and the DGCL, respectively, the filing with and approval of the NYSE and the SEC with respect to the delisting and deregistering of the shares of COMSAT Common Stock, such filings and approvals as may be required under the "takeover" or "blue sky" Laws of various states or as disclosed in Section 4.3 of the COMSAT Disclosure Schedule, neither the execution and delivery of this Agreement by COMSAT nor the consummation by COMSAT of any transaction contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of COMSAT or the articles of incorporation or by-laws of any of its Subsidiaries (other than those Subsidiaries which, either individually or in the aggregate, would not be a "significant subsidiary" within the meaning of Regulation S-X promulgated under the Securities Act) (each such Subsidiary, other than those described in the preceding parenthetical, herein called a "SIGNIFICANT SUBSIDIARY"), (ii) require on the part of COMSAT, such Subsidiary or a Significant Subsidiary any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority or any other Person, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest, restriction or transfer or encumbrance of any kind (including, without limitation, any conditional sale contract, any capitalized lease or any financing lease having substantially the same economic effect as the foregoing and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing) (collectively, "LIENS") under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or obligation to which COMSAT or any of its Subsidiaries is a party or by which any of them or any of their Assets may be bound (including, without limitation, the COMSAT Contracts (as hereinafter defined)) or (iv) violate any Law applicable to COMSAT or any of its Subsidiaries or any of their Assets (as defined below), except for such requirements, defaults, rights or violations under clauses (ii),
(iii) and (iv) above (x) which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT or (y) which become applicable as a result of the business or activities in which Lockheed Martin or Acquisition Sub is or proposes to be engaged (other than the business or activities of COMSAT and its Subsidiaries, considered independently of the ownership thereof by Lockheed Martin and Acquisition Sub) or as a result of other facts or circumstances specific to Lockheed Martin or Acquisition Sub. For purposes of this Agreement, the term "ASSETS" means all assets, of whatever nature, tangible, intangible, real or personal.

          SECTION 4.4.   CAPITALIZATION.

          (a) As of the close of business on September 11, 1998, the authorized capital stock of COMSAT consisted of (i) 100,000,000 shares of COMSAT Common Stock, of which 52,494,820 shares were issued and outstanding of which 52,475,862 shares were Series I Common Stock, inclusive of shares subject to restrictions, and 18,958 shares were Series II Common Stock, and (ii) 5,000,000 shares of Preferred Stock, without par value ("COMSAT PREFERRED STOCK"), of which no shares were issued and outstanding. Since the close of business on September 11, 1998 through the date hereof, no shares of Series II Common Stock in addition to those set forth in the preceding sentence have been issued. As of the close of business on September 11, 1998, (i) 3,562,415 shares of COMSAT Common Stock were issuable upon the exercise of outstanding vested and non-vested options (the "COMSAT STOCK OPTIONS") granted under COMSAT's stock option plans (the "STOCK OPTION PLANS") and (ii) not more than 9,000 shares of COMSAT Common Stock were issuable upon the exercise of other rights to acquire shares of COMSAT Common Stock granted under other programs of COMSAT or any of its Subsidiaries that afford to employees or directors of COMSAT and its Subsidiaries the opportunity to acquire shares of COMSAT Common Stock, each as amended (such programs together with the Stock Option Plans, the "COMSAT STOCK PLANS"), copies of which have previously been delivered to Lockheed Martin. Since the close of business on September 11, 1998, COMSAT has not granted any COMSAT Stock Options, issued any other right to acquire shares of its capital stock or granted any restricted shares or restricted share units of COMSAT Common Stock under the COMSAT Stock Plans, or otherwise issued any shares of its capital stock except (i) as permitted by this Agreement, (ii) as set forth in
Section 4.4(a) of the COMSAT Disclosure Schedule, (iii) upon exercise of the COMSAT Stock Options or (iv) pursuant to a nondiscretionary grant under the COMSAT Savings and Profit Sharing Plan, the COMSAT Employee Stock Purchase Plan, or the COMSAT Investors Plus Plan in accordance with the current terms of such Plan. Except as set forth above and as otherwise permitted in this Agreement, there are not now, and at the Effective Time there will not be, any Equity Securities of COMSAT issued or outstanding. For purposes of this Agreement, the term "EQUITY SECURITIES" of a Person means the capital stock of the Person and all other securities (whether or not issued by such Person but excluding any exchange traded or privately granted options) convertible into or exchangeable or exercisable for any shares of its capital stock, all rights or warrants to subscribe for or to purchase, all options for the purchase of, and all calls, commitments, agreements, arrangements, undertakings or claims of any character relating to, any shares of its capital stock and any securities convertible into or exchangeable or exercisable for any of the foregoing.

          (b) All outstanding shares of capital stock of COMSAT are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights.

          (c) Except with respect to the outstanding shares of COMSAT Common Stock and the COMSAT Stock Options, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of COMSAT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of COMSAT may vote.

          (d) Except as set forth in Section 4.4(d) of the COMSAT Disclosure Schedule or with respect to the COMSAT Stock Options, the Shareholders Agreement, the restrictions set forth at Sections 303 and 304 of the Satellite Act (47 U.S.C. (S)(S)733 and 734), resolutions by the Board of Directors of COMSAT (which currently restrict the exercise of voting rights with respect to the voting of shares of COMSAT Common Stock held by a shareholder that is not an Authorized Carrier in excess of five per centum (5%) of the issued and outstanding COMSAT Common Stock) and the restriction pursuant to Section 5.02(e) of COMSAT's Articles of

Incorporation (which currently limits ownership of COMSAT stock by any shareholder that is not an Authorized Carrier to ten per centum (10%) of the issued and outstanding COMSAT Common Stock), there is no agreement or arrangement restricting the voting or transfer of the Equity Securities of COMSAT.

          (e) Except as set forth in Section 4.4(e) of the COMSAT Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of COMSAT or any of its Subsidiaries to repurchase, redeem or otherwise acquire, reacquire or make any payment in respect of any Equity Securities of COMSAT or any of its Subsidiaries.

          (f) Except as contemplated by the Registration Rights Agreement, there are no agreements or arrangements to which COMSAT or any of its Subsidiaries is a party pursuant to which COMSAT is required to register its Equity Securities under the Securities Act.

          SECTION 4.5.   ABSENCE OF CERTAIN CHANGES.  Except (i) as set forth in
Section 4.5 of the COMSAT Disclosure Schedule, (ii) as set forth in COMSAT's Annual Report on Form 10-K for the year ended December 31, 1997 (the "COMSAT FORM 10-K"), COMSAT's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1998 and June 30, 1998, respectively, or any other document filed prior to the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act, or (iii) as contemplated by this Agreement, from June 30, 1998 until the date hereof, neither COMSAT nor any of its Subsidiaries has (x) taken any of the prohibited actions set forth in Section 6.1 hereof, (y) suffered any changes that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on COMSAT or (z) conducted its business or operations in any material respect other than in the ordinary course of business.

          SECTION 4.6. REPORTS. For the purposes of this Agreement, the "COMSAT SEC DOCUMENTS" means each registration statement, report, proxy statement or information statement of COMSAT prepared by it since January 1, 1996, in the form (including exhibits and any amendments thereto) filed with the SEC. As of the respective filing dates, the COMSAT SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the COMSAT SEC Documents (including the related notes and schedules) fairly presents the consolidated financial position of COMSAT and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the COMSAT SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of COMSAT and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. None of COMSAT and its Subsidiaries has any Liabilities (as defined below) required to be disclosed in a balance sheet of COMSAT or in the notes thereto prepared in accordance with GAAP consistently applied except (a) Liabilities reflected on, or reserved against in, a balance sheet of COMSAT or in the notes thereto, and included in the COMSAT SEC Documents, (b) Liabilities incurred since June 30, 1998 in the ordinary course of business and (c) as set forth in Section 4.6 of the COMSAT Disclosure Schedule. For purposes of this Agreement, the term "LIABILITIES" means all debts, claims, actions, demands, rights, costs, expenses, liabilities, losses, damages, commitments and obligations (in each case whether fixed, contingent or absolute, accrued or not accrued, that would be required by GAAP to be reflected in financial statements of COMSAT or disclosed in the notes thereto).

          SECTION 4.7. NO DEFAULT. Except as set forth in Section 4.7 of the COMSAT Disclosure Schedule, neither COMSAT nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation or by-laws (or other similar organizational documents in the case of an entity other than corporation), (ii) any note, mortgage, indenture other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which COMSAT or any of its Subsidiaries is now a party or by which they or any of their Assets may be bound, or (iii) any Law applicable to COMSAT or any of its Subsidiaries, except for defaults or violations under clause (i), clause
(ii) and clause (iii) above that, (A) in the aggregate would not reasonably be expected to have a Material Adverse Effect on COMSAT or (B) become applicable as a result of the business or activities in which Lockheed Martin or Acquisition Sub is or proposes to be engaged (other than the business or activities of COMSAT and its Subsidiaries, considered independently of the ownership thereof by Lockheed Martin and Acquisition Sub) or as a result of any other facts or circumstances specific to Lockheed Martin or Acquisition Sub.

          SECTION 4.8.   LITIGATION; COMPLIANCE WITH LAW.

          (a) Except as set forth in Section 4.8(a) of the COMSAT Disclosure Schedule, as of the date hereof, there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of COMSAT, threatened, involving COMSAT or any of its Subsidiaries or any of their respective Assets (or any Person whose liability therefrom may have been retained or assumed by COMSAT or any of its Subsidiaries either contractually or by operation of law), by or before any court, Governmental Authority or by any other Person that, either individually or in the aggregate, if determined adversely to COMSAT or such Subsidiary, would reasonably be expected to have a Material Adverse Effect on COMSAT.

          (b) Except as disclosed by COMSAT in COMSAT SEC Documents filed since January 1, 1998 (the "RECENT SEC DOCUMENTS") or as set forth in Section 4.8(b) of the COMSAT Disclosure Schedule, COMSAT and its Subsidiaries are now being and, to the knowledge of COMSAT, since January 1, 1994 have been operated in substantial compliance with all Laws, except for violations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT.

          SECTION 4.9.  EMPLOYEE BENEFIT PLANS; ERISA.

          (a) Except as set forth in Section 4.9(a) of the COMSAT Disclosure Schedule, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by COMSAT or its Subsidiaries or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA AFFILIATE"), for the benefit of any employee or former employee of COMSAT or any of its ERISA Affiliates (the "PLANS") is, and has been, operated in all material respects in accordance with its terms and in substantial compliance (including the making of filings with Governmental Authorities) with all applicable Laws, including, without limitation, ERISA and the applicable provisions of the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and is not under audit by the IRS or the Department of Labor or the subject of IRS review under the IRS Employee Plans Compliance Resolution System and COMSAT knows of no fact or set of circumstances that is reasonably likely to adversely affect such qualification, (iii) no material withdrawal liability with respect to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) would be incurred by COMSAT and its ERISA Affiliates in the event of a withdrawal from such plan, (iv) no "reportable event", as such term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA, and (v) there are no material pending or, to the knowledge of COMSAT, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto. Set forth in Section 4.9(a) of the COMSAT Disclosure Schedule is a list of all Plans. A true and complete copy of each of the Plans and, if applicable, the summary plan description, any summary of material modifications, the most recent Form 5500, and the most recently issued IRS determination letter and actuarial report with respect to each of the Plans has previously been provided to Lockheed Martin and Acquisition Sub.

          (b) (i) No Plan has incurred an "Accumulated Funding Deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) neither COMSAT nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred which are reasonably likely to give rise to any Liability of COMSAT or an ERISA Affiliate under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Lockheed Martin or its affiliates by the PBGC,
(iii) no amendment has been adopted which would require the posting of security in accordance with Section 401(a)(29) of the Code, and (iv) COMSAT has not incurred any material withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and 4204 of ERISA to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) which has not been satisfied in full.

          (c) Except as set forth in Section 4.9(c) of the COMSAT Disclosure Schedule, with respect to each Plan that is subject to Title IV of ERISA or that provides post-retirement life or medical insurance or other post-employment benefits (other than continuation coverage pursuant to Section 4980B(f) of the Code or Sections 601 to 606 of ERISA) (i) COMSAT has provided to Acquisition Sub a complete copy of the most recent actuarial valuation report prepared for such Plan, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Plan's actuary fairly present the funded status of such Plan in all material respects, and (iii) since the date of such valuation report there has been no material adverse change in the funded status of any such Plan.

          (d) Neither COMSAT nor any ERISA Affiliate has failed to make any contribution or payment to any Plan or multiemployer plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code.

          (e) Except as set forth in Section 4.9(e) of the COMSAT Disclosure Schedule or as expressly provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of COMSAT or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (iii) violate any provision of any Plan document.

          (f) Except as set forth in Section 4.9(f) of the COMSAT Disclosure Schedule, COMSAT has reserved the right to amend or terminate the Plans according to the terms of the Plans and with respect to any Plan that has been amended or terminated within the five year period preceding the date of this Agreement, such amendment or termination was permitted by the terms of the Plan.

          SECTION 4.10.  INTELLECTUAL PROPERTY; YEAR 2000.

          (a) To the knowledge of COMSAT, COMSAT and its Subsidiaries do not now and have not in the past used Intellectual Property in the conduct of their respective businesses which conflicts with or infringes upon any proprietary rights of others except where such conflict or infringement, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" means trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyright registrations, patents and all applications therefor and all other similar proprietary rights.

          (b) As described in Section 4.10(b) of the COMSAT Disclosure Schedule, COMSAT has implemented a program that is designed to ensure that prior to December 31, 1999, all of the computer software programs, databases and compilations, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are to be used or relied on by

COMSAT or any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing, and/or receiving date-related data into and between the twentieth and twenty-first centuries. The program includes consideration of the status of the major vendors and suppliers of COMSAT and its Subsidiaries and of the trustees of employee benefit plans as defined in ERISA Section 3(3) maintained or sponsored by COMSAT or its Subsidiaries with respect to this issue.

          SECTION 4.11.  CERTAIN CONTRACTS AND ARRANGEMENTS.

          (a) COMSAT has delivered or otherwise made available (or will make available) to Lockheed Martin true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which COMSAT is a party affecting the obligations of any party thereunder) to which COMSAT or any of its Subsidiaries is a party or by which any of their Assets are bound that are material to the business or Assets of COMSAT and its Subsidiaries taken as a whole, including, without limitation, all: (i) employment, consulting, non-competition, severance, golden parachute or indemnification contracts with past or present directors, officers or employees (including, without limitation, any contract to which COMSAT is a party involving employees of COMSAT); (ii) contracts granting a right of first refusal or first negotiation; (iii) partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material Assets of COMSAT (by merger, purchase or sale of Assets or stock or otherwise); (v) contracts or agreements with any Governmental Authority or INTELSAT or Inmarsat; (vi) contracts or arrangements limiting or restraining COMSAT, any of COMSAT's Subsidiaries or any successor thereto from engaging or competing in any business; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, the "COMSAT CONTRACTS").

          (b) Except as set forth in Section 4.11(b) of the COMSAT Disclosure
Schedule:

               (i) to the knowledge of COMSAT, there is no default under any COMSAT Contract either by COMSAT or any of its Subsidiaries or, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by COMSAT or any of its Subsidiaries or, to the knowledge of COMSAT, any other party, except for defaults or events that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT; and

               (ii) no party to any such COMSAT Contract has given notice to COMSAT of or made a claim against COMSAT with respect to any breach or default thereunder, except for defaults or breaches that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT.

          (c) Section 4.11(c) of the COMSAT Disclosure Schedule sets forth a list of each material contract to which COMSAT or any of its Subsidiaries is a party or may be bound and under the terms of which any of the rights or obligations of COMSAT or its Subsidiaries will be modified or altered (including, without limitation, any acceleration of rights or obligations thereunder pursuant to the terms of any such contract, agreement or arrangement) as a result of the transactions contemplated by this Agreement.

          SECTION 4.12. TAXES. Except as otherwise disclosed in Section 4.12 of the COMSAT Disclosure Schedule and except for those matters which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on COMSAT:

          (a) COMSAT and each of its Subsidiaries have filed (or have had filed on their behalf) all Tax Returns required by applicable Law to be filed by any of them;

          (b) COMSAT and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due, and have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual (in accordance with GAAP) for the payment of all other Taxes;

          (c) there are no Liens for any Taxes upon the Assets of COMSAT or any of its Subsidiaries, other than statutory Liens for Taxes not yet due and payable and Liens for real estate Taxes being contested in good faith;

          (d) no Audit is pending with respect to any Taxes due from COMSAT or any Subsidiary. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from COMSAT or any Subsidiary for any taxable period ending prior to the expiration of the Offer which are expected to be outstanding as of the expiration of the Offer;

          (e) neither COMSAT nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, a Tax sharing contract or other agreement or arrangement for the allocation, apportionment, sharing, indemnification, or payment of Taxes;

          (f) neither COMSAT nor any of its Subsidiaries has made an election under Section 341(f) of the Code;

          (g) the statute of limitations for all Tax Returns of COMSAT and each of its Subsidiaries for all years through 1993 have expired for all federal, California, Maryland and Connecticut Tax purposes, or such Tax Returns have been subject to a final Audit;

          (h) neither COMSAT nor any of its Subsidiaries has received any written notice of deficiency, assessment or adjustment from the IRS or any other Governmental Authority responsible for the administration of any Taxes that has not been fully paid or finally settled, and any such deficiency, adjustment or assessment shown on such schedule is being contested in good faith through appropriate proceedings and adequate reserves have been established on COMSAT's financial statements therefor. To the knowledge of COMSAT, there are no indications of any other deficiencies, assessments or adjustments with respect to COMSAT or any of its Subsidiaries; and

          (i) neither COMSAT nor any of its Subsidiaries is a party to any agreement, contract or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 280G of the Code or any gross-up in connection with such an agreement, contract or arrangement.

          (j) For purposes of this Agreement, capitalized terms have the following meaning:

               (i) "AUDIT" means any audit, assessment or other examination of Taxes or Tax Returns by the IRS or any other Governmental Authority responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

               (ii) "TAXES" means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including, but not limited to income, excise, property, sales, use (or any similar taxes), gains, transfer, franchise, payroll, value-added, withholding, Social Security, business license fees, customs, duties and other taxes, assessments, charges, or other fees imposed by a Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

               (iii) "TAX RETURNS" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

          SECTION 4.13. GOVERNMENTAL AUTHORIZATIONS. Each of COMSAT and its Subsidiaries is in possession of all licenses, permits, franchises, certificates, consents, approvals and other authorizations from appropriate Governmental Authorities (including the FCC) necessary for COMSAT or any of its Subsidiaries to own, lease and operate its properties or to carry on their respective businesses as they are now being conducted ("GOVERNMENTAL AUTHORIZATIONS"), and all such Governmental Authorizations are valid and in full force and effect, except where the failure to have any of the Governmental Authorizations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT. No suspension or termination of any material Governmental Authorization is pending or, to the knowledge of COMSAT, threatened, except for suspensions or terminations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT and except as set forth in Section 4.13 of the COMSAT Disclosure Schedule. Neither COMSAT nor any of its Subsidiaries is in conflict with, or in default or violation of, any material Governmental Authorization except for conflicts, defaults, or violations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT.

          SECTION 4.14.      ENVIRONMENTAL MATTERS.  Except as set forth in
Section 4.14 of the COMSAT Disclosure Schedule, COMSAT and each of its Subsidiaries are in material compliance with all applicable federal, state and local Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), except for instances of noncompliance that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT. Such compliance includes, but is not limited to, the possession by COMSAT and its Subsidiaries of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in Section 4.14 of the COMSAT Disclosure Schedule, neither COMSAT nor any of its Subsidiaries has received written notice of, or to the knowledge of COMSAT, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or noncompliance with any Environmental Law ("ENVIRONMENTAL CLAIMS") that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on COMSAT. To the knowledge of COMSAT, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

          SECTION 4.15.      BROKERAGE FEES AND COMMISSIONS.   Except for
Donaldson, Lufkin & Jenrette Securities Corporation, no Person is entitled to receive from COMSAT or any of its Subsidiaries any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF LOCKHEED MARTIN AND ACQUISITION SUB

          Lockheed Martin and Acquisition Sub represent and warrant to COMSAT as follows:

          SECTION 5.1. ORGANIZATION. Each of Lockheed Martin, Acquisition Sub and Offer Subsidiary is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or limited liability company power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Lockheed Martin.

          SECTION 5.2. AUTHORITY. Each of Lockheed Martin, Acquisition Sub and Offer Subsidiary has full corporate or limited liability company power and authority, as the case may be, to execute and deliver each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each such Transaction Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Boards of Directors of Lockheed Martin or Acquisition Sub, as the case may be, and by Lockheed Martin as the sole member of Offer Subsidiary and the sole stockholder of Acquisition Sub; and no other corporate or limited liability company proceedings on the part of Lockheed Martin, Acquisition Sub or Offer Subsidiary, as the case may be, are necessary to authorize any such Transaction Agreement or to consummate the transactions contemplated thereby. This Agreement and each such other Transaction Agreement has been duly and validly executed and delivered by Lockheed Martin, Acquisition Sub or Offer Subsidiary, as the case may be, and constitutes the valid and binding agreement of Lockheed Martin, Acquisition Sub or Offer Subsidiary, as the case may be, (and assuming due and valid authorization, execution and delivery thereof by the other parties thereto) enforceable against Lockheed Martin, Acquisition Sub or Offer Subsidiary, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          SECTION 5.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for any applicable requirements of the Securities Act, the Exchange Act, Antitrust Laws, the Communications Act, the Satellite Act, the NYSE, the filing and recordation of articles and/or a certificate of merger with respect to the Merger as required by the DCBCA and the DGCL, respectively, any filings required by the Investment Canada Act, such filings and approvals as may be required under the "takeover" or "blue sky" Laws of various states, or as contemplated by
Section 6.19 hereof or otherwise by this Agreement, neither the execution and delivery of this Agreement or the Carrier Acquisition Agreement by Lockheed Martin, Acquisition Sub or Offer Subsidiary, as the case may be, nor the consummation by Lockheed Martin, Acquisition Sub or Offer Subsidiary, as the case may be, of any transaction contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the charter or by-laws of Lockheed Martin or Acquisition Sub, or the limited liability company agreement or certificate of formation of Offer Subsidiary, as the case may be,
(ii) require on the part of Lockheed Martin, Acquisition Sub or Offer Subsidiary any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority or any other Person, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a Lien) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or obligation to which Lockheed Martin or any of its Subsidiaries is a party or by which any of them or any of their Assets may be bound, or (iv) violate any Law applicable to Lockheed Martin or any of its Subsidiaries or any of their Assets, except for such requirements, defaults, rights or violations under clauses (ii), (iii) and (iv) above that would not reasonably be expected to have a Material Adverse Effect on Lockheed Martin.

          SECTION 5.4.  CAPITALIZATION.

          (a) As of the close of business on September 11, 1998, the authorized capital stock of Lockheed Martin consisted of (i) 1,500,000,000 shares of Lockheed Martin Common Stock, of which 195,848,551 shares were issued and outstanding, (ii) 50,000,000 shares of Series Preferred Stock, par value $1.00 per share of which no shares were issued and outstanding ("LOCKHEED MARTIN SERIES PREFERRED STOCK") and (iii) 20,000,000 shares of Series A preferred stock, par value $1.00 per share ("LOCKHEED MARTIN PREFERRED STOCK"), of which no shares of any class or series were issued and outstanding. As of the close of business on September 11, 1998, 12,023,408 shares of Lockheed Martin Common Stock were issuable upon the exercise of outstanding vested and non-vested options and other rights to acquire shares of Lockheed Martin Common Stock ("LOCKHEED MARTIN STOCK OPTIONS") granted under any stock option plan, program, employee stock purchase plan, employment agreement or similar arrangement of Lockheed Martin or any Subsidiaries, each as amended (the "LOCKHEED MARTIN STOCK PLANS").

          (b) All outstanding shares of capital stock of Lockheed Martin are, and all shares of Lockheed Martin Common Stock issuable pursuant to this Agreement when issued, will be, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights.

          (c) Except with respect to the outstanding shares of Lockheed Martin Common Stock and the Lockheed Martin Stock Options, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Lockheed Martin having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Lockheed Martin may vote.

          (d) Except with respect to the Lockheed Martin Stock Options, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Lockheed Martin or any of its Subsidiaries is a party or by which any them is bound obligating Lockheed Martin or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Securities of Lockheed Martin or any of its Subsidiaries or obligating Lockheed Martin or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          SECTION 5.5. ABSENCE OF CERTAIN CHANGES. Except (i) as set forth in Lockheed Martin's Annual Report on Form 10-K for the year ended December 31, 1997 (the "LOCKHEED MARTIN FORM 10-K"), Lockheed Martin's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1998 and June 30, 1998, respectively, or any other document filed prior to the date hereof pursuant to
Section 13(a) or 15(d) of the Exchange Act, or (ii) as contemplated by this Agreement, from June 30, 1998 until the date hereof, neither Lockheed Martin nor any of its Subsidiaries has suffered any changes that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lockheed Martin.

          SECTION 5.6. REPORTS. For the purposes of this Agreement, the "LOCKHEED MARTIN SEC DOCUMENTS" means each registration statement, report, proxy statement or information statement of Lockheed Martin prepared by it since January 1, 1996, in the form (including exhibits and any amendments thereto) filed with the SEC. As of the respective filing dates, the Lockheed Martin SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Lockheed Martin SEC Documents (including the related notes and schedules) fairly presents the consolidated financial position of Lockheed Martin and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Lockheed Martin SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Lockheed Martin and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. None of Lockheed Martin and its Subsidiaries has any Liabilities required to be disclosed in a balance sheet of Lockheed Martin or in the notes thereto prepared in accordance with GAAP consistently applied except (a) Liabilities reflected on, or reserved against in, a balance sheet of Lockheed Martin or in the notes thereto, and included in the Lockheed Martin SEC Documents and (b) Liabilities incurred since June 30, 1998 in the ordinary course of business.

          SECTION 5.7. OPINION OF FINANCIAL ADVISOR. Bear, Stearns & Co. Inc. has delivered to the Board of Directors of Lockheed Martin its opinion that, as of the date hereof, the terms of this Agreement are fair to the holders of Lockheed Martin Common Stock from a financial point of view.

          SECTION 5.8. BROKERS. Except for Bear, Stearns & Co. Inc., no Person is entitled to receive from Lockheed Martin or any of its Subsidiaries any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE VI

                                   COVENANTS

          SECTION 6.1. CONDUCT OF BUSINESS OF COMSAT. Except (i) as contemplated by this Agreement, (ii) as set forth in Section 6.1A of the COMSAT Disclosure Schedule, or (iii) as otherwise permitted by Sections 6.1(a)-(q) of this Agreement, during the period from the date of this Agreement to the Effective Time, unless Lockheed Martin has consented thereto in writing (which consent shall not be unreasonably withheld or delayed), COMSAT shall, and shall cause each of its Subsidiaries to, (x) conduct its operations in the ordinary course, (y) use commercially reasonable efforts to preserve intact its business organization and goodwill and maintain satisfactory relationships with those Persons having business relationships with them, and (z) use commercially reasonable efforts to keep available the services of its officers and employees. Without limiting the generality of and in addition to the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Section 6.1A of the COMSAT Disclosure Schedule, prior to the time specified in the preceding sentence, unless Lockheed Martin has consented thereto in writing (which consent shall not be unreasonably withheld or delayed), COMSAT and its Subsidiaries:

          (a) except as required to give effect to changes in Law, shall not amend their respective articles of incorporation or by-laws or other comparable governing instruments in a manner that would adversely affect the consummation of the transactions contemplated by, or otherwise adversely affect the rights of Lockheed Martin or its Subsidiaries under, any Transaction Agreement;

          (b) except as set forth in Section 6.1(b) of the COMSAT Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, issue any shares of their capital stock or Equity Securities (except by COMSAT as permitted by this Agreement, in connection with the COMSAT Stock Options that are outstanding on the date of this Agreement or which may hereafter be granted as permitted by this Agreement under COMSAT Stock Plans or shares of COMSAT Common Stock pursuant to nondiscretionary grants under the current terms of any existing Plan), or grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date hereof, with respect to any shares of its capital stock or other Equity Securities of COMSAT or its Subsidiaries except that, during the twelve-month period beginning upon the date hereof and ending on the first anniversary hereof and during each subsequent twelve-month period ending upon subsequent anniversaries hereof, COMSAT may grant COMSAT Stock Options to acquire up to the number of shares of COMSAT Common Stock as is equal to 1.5% of the number of issued and outstanding shares of COMSAT Common Stock as of the end of the preceding fiscal year pursuant to the continued operation of the COMSAT Stock Plans, and up to 200,000 shares of COMSAT Common Stock during each calendar year beginning after the date of this Agreement pursuant to the continued operation of the COMSAT Employee Stock Purchase Plan, all in the ordinary course of business and consistent with past practice, or effect any stock split or otherwise change its capitalization;

          (c) except as set forth in Section 6.1(c) of the COMSAT Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not to exceed $0.05 per share of COMSAT Common Stock and dividends and distributions from Subsidiaries of COMSAT to COMSAT or another of its Subsidiaries) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (d) shall not pledge or otherwise encumber shares of capital stock of COMSAT or any of its Subsidiaries;

          (e) except (i) as disclosed in Section 6.1(e) of the COMSAT Disclosure Schedule, (ii) as required by Law (including any amendment required to maintain the qualification of any Plan intended to be "qualified" under Section 401(a) of the Code) or (iii) as contemplated by this Agreement, shall not (A) except in the ordinary course of business and consistent with past practice, enter into or amend any employment or similar agreements or arrangements with any of its directors or executive officers, (B) amend or otherwise change the terms of the Plans in any manner which would constitute a material change in Plan design or materially increase the cost of a Plan, including, without limitation, amend any employment, severance or similar agreements or arrangements in existence on the date hereof, (C) adopt any new Plans, programs or arrangements or any severance or similar agreements or arrangements, or (D) except in the ordinary course of business and consistent with past practice, increase any compensation, bonus or other benefits payable to any current or former director or executive officer;

          (f) except as set forth in Section 6.1(f) of the COMSAT Disclosure Schedule, shall not transfer, sell, lease, license or dispose of any material lines of business, Subsidiaries, divisions, operating units or facilities (other than facilities currently closed or currently proposed to be closed) outside the ordinary course of business or enter into any material commitment or transaction outside the ordinary course of business;

          (g) except as set forth in Section 6.1(g) of the COMSAT Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose to another Person, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of Assets or Equity Securities (other than the purchase of Assets in the ordinary course of business), any disposition of Assets or Equity Securities (other than the disposition of Assets or Equity Securities in the ordinary course of business) or any release or relinquishment of any contract rights in which, in any such case, the aggregate consideration is in excess of $5 million for any individual transaction or $20 million for all of such transactions in any one year period or which would materially adversely affect the ability of COMSAT or any of its Subsidiaries to consummate any of the transactions contemplated by this Agreement. For purposes of this Section 6.1(g), Section 6.1(i), Section 6.1(j)(ii) and Section 6.1(l) only, any actions taken by COMSAT to preserve substantially (or to increase or decrease such interest by no more than 2.0% in any fiscal year) its existing ownership interest in INTELSAT or Inmarsat in connection with (A) annual share redeterminations and adjustments or (B) pursuant to capital calls approved by the governing bodies of INTELSAT or Inmarsat in accordance with their charter documents, shall be deemed to be in the ordinary course of COMSAT's business;

          (h) except as set forth in Section 6.1(h) of the COMSAT Disclosure Schedule, shall not make any material Tax election other than in the ordinary course of business and consistent with past practice, or settle or compromise any Tax Liability in excess of $3 million arising from or in connection with any single issue;

          (i) shall not make or agree to make any capital expenditures other than (i) expenditures in the ordinary course of business, (ii) capital expenditures that are consistent with COMSAT's strategic business plans (the "COMSAT BUSINESS PLANS") and (iii) additional capital expenditures not in excess of $5 million;

          (j) except as set forth in Section 6.1(j) of the COMSAT Disclosure Schedule, except in the ordinary course of business and except as consistent with the COMSAT Business Plans, shall not, and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other Person (other than COMSAT and its Subsidiaries) in excess of $5 million per occurrence and $20 million in the aggregate or (ii) make any loans or advances to any other Person (other than COMSAT and its Subsidiaries) in excess of $5 million per occurrence and $20 million in the aggregate;

          (k) except as set forth in Section 6.1(k) of the COMSAT Disclosure Schedule, or as required by Law or GAAP, shall not effect any material change in any of its methods of accounting in effect as of December 31, 1997;

          (l) except as provided in the Shareholders Agreement, shall not impose limitations not already in existence on the date hereof, not imposed on other shareholders of COMSAT, on the enjoyment by any of Lockheed Martin and its Subsidiaries of the legal rights generally enjoyed by shareholders of COMSAT;

          (m) except as set forth in Section 6.1(m) of the COMSAT Disclosure Schedule, shall not pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of any such Liability (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of COMSAT and its Subsidiaries, (ii) incurred in the ordinary course of business or (iii) which is legally required to be paid, discharged or satisfied;

          (n) shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of COMSAT or any plan of merger or consolidation of any of its Subsidiaries in which such Subsidiary is not the surviving entity;

          (o) shall not, and shall not permit any of its Subsidiaries to take any action which would make any representation or warranty of COMSAT contained herein untrue or incorrect in any material respect as of the Effective Time;

          (p) shall not fail to take reasonable efforts to cause the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code; and

          (q) shall not enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

          SECTION 6.2. INTELSAT AND INMARSAT PRIVATIZATIONS. Any actions taken pursuant to U.S. Government instruction and any actions taken in good faith by COMSAT or its Subsidiaries in connection with the planned privatizations of INTELSAT or Inmarsat shall not be considered a breach of the first sentence of
Section 6.1 hereof or, to the extent applicable, of subsections 6.1(f), (g),
(h), (i), (j), (k) or (m) discharge of liabilities. Notwithstanding the foregoing, other than as provided in Section 6.1A of the COMSAT Disclosure Schedule or pursuant to the Existing INTELSAT Documents, the Existing Inmarsat Documents, the Inmarsat Restructuring Documents or the New Skies Documents, COMSAT shall not:

          (a) sell, transfer, assign or dispose of or agree to sell, transfer, assign or dispose of the INTELSAT Interests or the Inmarsat Interests (including, without limitation, by entering into any options with respect thereto);

          (b) enter into any voting rights, proxy or other agreement with respect to the voting of any of the INTELSAT Interests or the Inmarsat Interests that would be binding on Lockheed Martin, COMSAT or their respective Subsidiaries following the Merger;

          (c) enter into any lock-up, standstill or other similar agreement (a "LOCK-UP AGREEMENT") with respect to the INTELSAT Interests or the Inmarsat Interests that would be binding on Lockheed Martin, COMSAT or their respective Subsidiaries following the Merger; provided that COMSAT or its Subsidiaries may enter into a Lock-Up Agreement in connection with an initial public offering by INTELSAT, Inmarsat or New Skies Satellites, N.V., on terms that are usual and customary to those entered into by directors, affiliates or significant shareholders in similar transactions; or

          (d) take any other action or omit to take any action (including by way of votes in the INTELSAT Board of Governors or Meeting of Signatories, or the Inmarsat Council, in either case except to the extent instructed to the contrary by the United States Government, pursuant to the Satellite
     Act) which would reasonably be expected to materially impair the economic value of or any of the rights associated with the INTELSAT Interests or the Inmarsat Interests; provided, that COMSAT shall not be required to force a
                         --------
     vote to be held on a matter in any of the foregoing bodies where consistent with past practice such decision would be decided by consensus rather than a vote.

          (e) For purposes of this Agreement, capitalized terms have the following meaning:

               (i) "ICO" shall mean ICO Global Communications (Holdings)
          Limited.

               (ii) "INMARSAT CONVENTION" shall mean the Convention on the International Maritime Satellite Organization (Inmarsat) which entered into force on July 16, 1979, last amended by amendments thereto which entered into force on June 26, 1997.

               (iii) "INMARSAT EXISTING DOCUMENTS" shall mean the Inmarsat Convention, the Operating Agreement on Inmarsat which entered into force on July 16, 1979, as last amended by amendments thereto which entered into force on June 26, 1997, the Headquarters Agreement Between Inmarsat and the government of the United Kingdom, Great Britain and Northern Ireland which entered into force on February 25, 1980, and all existing policies and procedures approved by the Inmarsat Council pursuant to the foregoing.

               (iv) "INMARSAT INTERESTS" shall mean the Inmarsat Investment Share owned by COMSAT (or all of the shares of Inmarsat PLC received by COMSAT in lieu thereof pursuant to the Inmarsat Privatization) and all rights and obligations associated therewith, including, prior to the Inmarsat Privatization, COMSAT's rights as an Inmarsat Signatory (as defined in the Inmarsat Convention).

               (v) "INMARSAT INVESTMENT SHARE" shall mean an investment share described in the Inmarsat Operating Agreement.

               (vi) "INMARSAT PRIVATIZATION" shall mean the restructuring of Inmarsat contemplated by the Inmarsat Restructuring Documents.

               (vii) "INMARSAT RESTRUCTURING DOCUMENTS" shall mean, in each case substantially in the form of the draft made available by the General Counsel to the Inmarsat parties as of August 26, 1998, the Master Transition Agreement, to be entered into between Inmarsat and Inmarsat PLC, together with (a) the following documents that are defined in such Master Transition Agreement: the Business Transfer Agreement, the LESO Agreement, the License Agreement, the New Memorandum and Articles of Association, the Public Services Agreement, the Shareholders' Agreement and the Trust Deeds and (b) the Memoranda and Articles of Association of Inmarsat One Limited, Inmarsat Two Company, Inmarsat Three Limited and Inmarsat Limited and each as subsequently amended in accordance with the decisions of the Inmarsat Council.

               (viii) "INTELSAT EXISTING DOCUMENTS" shall mean the Agreement Relating to the International Telecommunications Satellite Organization (INTELSAT) (the "INTELSAT AGREEMENT") which entered into force on February 12, 1973, the Operating Agreement Relating to the International Telecommunications Satellite Organization (INTELSAT) (the "INTELSAT OPERATING AGREEMENT") which entered into force on February 12, 1973, and the Headquarters Agreement between the Government of the United States of America and INTELSAT which entered into force on November 24, 1976, and all existing policies and procedures approved by the INTELSAT Board of Governors pursuant to the foregoing.

               (ix) "INTELSAT INTERESTS" shall mean the INTELSAT Investment Share owned by COMSAT, any ownership or other interests received by COMSAT relating to any entity created pursuant to any partial or full privatization of INTELSAT (including New Skies Satellites, N.V.), any ownership or other interests received by COMSAT relating to any other entity created pursuant to the full or partial privatization of INTELSAT, and in each case all rights and obligations associated therewith, including, prior to the full privatization of INTELSAT, COMSAT's rights as an INTELSAT Signatory (as defined in the INTELSAT Agreement).

               (x) "INTELSAT INVESTMENT SHARE" shall mean an investment share described in the INTELSAT Operating Agreement.

               (xi) "NEW SKIES DOCUMENTS" shall mean, in each case, in substantially the same form of the draft contained in the Report of the New INTELSAT 2000 Working Part to the Twenty-Second Assembly of Parties, AP-22-7E S/3/98, 24 February 1998; the Draft Trust Agreement, the Ensured Capacity Rights (ECR) Contract, the Draft Satellite Operational Services Contract, the Draft Transition Services Agreement, the Draft INC Subscription Agreement, the INC Articles of Association, the Leaseback Equalization Arrangements/Transponder Leasing Agreement, along with the Record of Decisions of the Twenty-Second (Extraordinary) Meeting of the INTELSAT Assembly of Parties, AP-22-3E FINAL S/3/98, 30-31 March 1998 and each as subsequently amended in accordance with the decisions of the INTELSAT Assembly of Parties.

          SECTION 6.3. CONDUCT OF BUSINESS OF LOCKHEED MARTIN. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, unless COMSAT has consented thereto in writing (which consent shall not be unreasonably withheld or delayed), Lockheed Martin shall not and shall cause each of its Subsidiaries not to:

          (a) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Lockheed Martin;

          (b) take any action which would make any representation or warranty of Lockheed Martin contained herein untrue or incorrect as of the Effective Time;

          (c) fail to take reasonable efforts to cause the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code; and

          (d) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

          SECTION 6.4.  NO SOLICITATION.

          (a) COMSAT shall, and shall cause its Subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents (collectively, "COMSAT REPRESENTATIVES") to immediately cease any discussions or negotiations with any Person that may be ongoing with respect to any Acquisition Proposal (as defined below). COMSAT shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any COMSAT Representative to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Lockheed Martin or its representatives or affiliates) any information, that may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that if, prior
                                              --------  -------
to the COMSAT Shareholders Meeting, the Board of Directors of COMSAT determines in good faith, based upon advice of independent counsel, that it is necessary to do so in order to comply with its fiduciary duties to COMSAT's shareholders under applicable Law, the Board of Directors of COMSAT may permit COMSAT in response to an Acquisition Proposal that was not solicited by COMSAT or its officers, directors or employees (x) to furnish information (including any non-public information) with respect to COMSAT (including its Subsidiaries) and afford access to its properties, books and records pursuant to a confidentiality agreement designed to reasonably protect the confidentiality of such information, and (y) to participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, the term "ACQUISITION PROPOSAL" means any proposal or offer from any Person (other than Lockheed Martin or its representatives or affiliates) to acquire, directly or indirectly, in one or more transactions, Assets (including, without limitation, the capital stock of Subsidiaries) of COMSAT or any of its Subsidiaries having an aggregate value equal to more than 10% of the market capitalization of COMSAT, any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of any class of Equity Securities of COMSAT, any merger, consolidation, business combination, sale of all or substantially all the Assets, recapitalization, liquidation, dissolution or similar transaction involving COMSAT, other than the transactions contemplated by this Agreement; provided that no transaction specified in Section 6.1A of the
                   --------
COMSAT Disclosure Schedule shall be deemed to be an Acquisition Proposal.

          (b) Except as set forth in this Section 6.4, neither the Board of Directors of COMSAT nor any committee thereof shall (i) withdraw, modify or materially qualify (or publicly propose to withdraw, modify or materially qualify) its approval or recommendation of the Offer, the Merger or this Agreement, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter, or publicly propose to enter, into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the COMSAT Shareholders Meeting, the Board of Directors of COMSAT determines in good faith, based upon advice of independent counsel, that it is necessary to do so in order to comply with its fiduciary duties to COMSAT's shareholders under applicable Law, the Board of Directors of COMSAT may terminate this Agreement pursuant to
Section 7.1(d)(ii) hereof solely in order to concurrently enter into a definitive agreement to effect a Superior Proposal. For purposes of this Agreement, the term "SUPERIOR PROPOSAL" means any bona fide proposal or offer from one or more Persons (other than Lockheed Martin and its affiliates) to acquire, directly or indirectly, in one or more transactions for consideration consisting of cash and/or securities, more than 50% of the shares of COMSAT Common Stock then outstanding or all or substantially all the Assets of COMSAT and its Subsidiaries taken as a whole, and otherwise on terms which the Board of Directors of COMSAT determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the holders of COMSAT Common Stock than are the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of COMSAT (based on the advice of a financial advisor of nationally recognized reputation), is reasonably capable of being financed by such Person.

          (c) In addition to the obligations of COMSAT set forth in paragraphs
(a) and (b) of this Section 6.4, COMSAT shall promptly advise Lockheed Martin orally and in writing of COMSAT's receipt of any Acquisition Proposal, any request for information or an inquiry that could lead to or is otherwise related to any Acquisition Proposal, the identity of the Person making such request or Acquisition Proposal and the material terms of any such Acquisition Proposal. COMSAT shall keep Lockheed Martin fully informed of the status and terms (including amendments) of any such request or Acquisition Proposal, unless the Board of Directors determines in good faith, based upon advice of independent counsel, that it is necessary not to do so in order to comply with its fiduciary duties to COMSAT's shareholders under applicable Law.

          (d) Nothing contained in this Section 6.4 shall prohibit COMSAT from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or issuing a communication meeting the requirements of Rule 14d-9(e) promulgated under the Exchange Act; provided,
                                                                  --------
however, neither COMSAT nor its Board of Directors nor any committee thereof
-------
shall, except as permitted by Section 6.4(b) hereof, withdraw, modify or materially qualify, or publicly propose to withdraw, modify or materially qualify, its position with respect to the Offer, the Merger or this Agreement or to approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal.

          SECTION 6.5. PREPARATION OF PROXY STATEMENT; COMSAT SHAREHOLDERS MEETING.

          (a) As promptly as practicable following the date hereof, Lockheed Martin shall, in cooperation with COMSAT, prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus in connection with the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT/PROSPECTUS") and a registration statement on Form S-4 with respect to the issuance of Lockheed Martin Common Stock in the Merger (the "FORM S-4"), together with any other materials required to be filed with the SEC in connection with the Merger. The Proxy Statement/Prospectus will be included in the Form S-4 as Lockheed Martin's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Lockheed Martin and COMSAT shall use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Lockheed Martin shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement/Prospectus to COMSAT and advise COMSAT of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC. None of the information supplied or to be supplied by Lockheed Martin in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the COMSAT Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by COMSAT in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the COMSAT Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Lockheed Martin shall advise COMSAT in writing, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Lockheed Martin Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Lockheed Martin shall provide COMSAT with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus prior to filing such with the SEC, and shall provide COMSAT with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by COMSAT for inclusion in the Proxy Statement/Prospectus shall be made without the approval of COMSAT, which approval shall not be unreasonably withheld or delayed.

          (b) Subject to Sections 6.4 and 7.1(d)(ii) hereof, COMSAT shall, at such time as determined by Lockheed Martin after consultation with COMSAT, duly call, give notice of, convene, hold, postpone, adjourn and reconvene a meeting or meetings of its shareholders (the "COMSAT SHAREHOLDERS MEETING") for the purpose of considering and taking action with respect to the Merger and this Agreement, shall take reasonable efforts to solicit the adoption of this Agreement by its shareholders (including, but not limited to, employing the services of a proxy solicitation firm), and the Board of Directors of COMSAT shall recommend adoption of the Merger and this Agreement by the shareholders of COMSAT. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 6.4 and 7.1(d)(ii) hereof, the obligations of COMSAT to duly call, give notice of, convene, hold, postpone, adjourn and reconvene the COMSAT Shareholders Meeting pursuant to the first sentence of this Section 6.5(b) shall not be affected by the commencement, public proposal, public disclosure or communication to COMSAT of any Acquisition Proposal.

          SECTION 6.6.  ACCESS TO INFORMATION.

          (a) Between the date of this Agreement and the Effective Time, upon reasonable notice and at reasonable times, and subject to any access, disclosure, copying or other limitations imposed by applicable Law or any of the contracts of COMSAT and its Subsidiaries, COMSAT shall give Lockheed Martin, Acquisition Sub and their authorized representatives reasonable access to all offices and other facilities and to all books and records of it and its Subsidiaries and to employees of COMSAT and its Subsidiaries, and will permit Lockheed Martin, Acquisition Sub or their authorized representatives, as the case may be, to make such inspections as it or they may reasonably require, and shall cause its officers and those of its Subsidiaries to furnish Lockheed Martin, Acquisition Sub and their authorized representatives with such financial and operating data and other information with respect to any of COMSAT and its Subsidiaries as Lockheed Martin, Acquisition Sub or their authorized representatives, as the case may be, may from time to time reasonably request;

provided that to the extent that access, disclosure or copying of any of the
--------
foregoing is limited by applicable Law or contract, COMSAT shall take reasonable efforts to provide a summary of such information to Lockheed Martin within the limits of applicable Law or contract. Lockheed Martin, Acquisition Sub and their authorized representatives shall conduct all such inspections in a manner which shall minimize any disruptions of the business and operations of COMSAT and its Subsidiaries.

          (b) Lockheed Martin, Acquisition Sub and COMSAT agree that each of the Confidentiality Agreements (as hereinafter defined), other than Sections 3 and 7 thereof, shall remain binding and in full force and effect.

          SECTION 6.7. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, (i) cooperating in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement/Prospectus, the Form S-4 and any amendments to any thereof, (ii) taking of all action reasonably necessary, proper or advisable to secure any necessary consents or waivers under existing debt obligations of COMSAT and its Subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations, (iii) contesting any pending legal proceeding relating to any transaction contemplated by this Agreement and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby). In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement or the Carrier Acquisition Agreement, the proper officers and directors of each party hereto shall use all reasonable efforts to take all such necessary action.

          SECTION 6.8. LISTING APPLICATION. Lockheed Martin shall prepare and submit to the NYSE a listing application covering the shares of Lockheed Martin Common Stock issuable in the Merger and shall use commercially reasonable efforts to obtain, prior to the Effective

Time, approval for the listing of such Lockheed Martin Common Stock, subject to official notice of issuance.

          SECTION 6.9.      CONSENTS AND APPROVALS.

          (a) In furtherance of and not in limitation of the agreements of the parties contained in Section 6.7 hereof, the parties shall each cooperate and use its respective reasonable efforts to promptly seek the amendment or repeal of the Satellite Act and other applicable Laws, including any regulations of the FCC or other Governmental Authority, or the applicable provisions thereof, that would prohibit or limit the ability of Lockheed Martin to (x) acquire and own all of the Equity Securities of COMSAT, (y) appoint all of the officers and directors of COMSAT following the Merger, or (z) consummate the transactions contemplated by this Agreement.

          (b) In furtherance of and not in limitation of the agreements of the parties contained in Section 6.7 hereof, the parties shall each cooperate and use its respective reasonable efforts to promptly make all filings and obtain all consents and approvals of Governmental Authorities (including, without limitation, the FCC) and other Persons necessary to consummate the transactions contemplated by this Agreement including, without limitation, to permit Lockheed Martin and Offer Subsidiary to consummate the Carrier Acquisition, to cause Offer Subsidiary to become an Authorized Carrier and to consummate the Offer and the Merger. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other Persons may reasonably request in connection with the foregoing.

          (c) In furtherance of and not in limitation of the agreements of the parties contained in Section 6.7 hereof, the parties shall each (i) take promptly all actions necessary to make the filings required of such party or any of their affiliates under the applicable Antitrust Laws, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by such party or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") or other Governmental Authority pursuant to Antitrust Laws, and
(iii) cooperate with the other parties hereto in connection with any filings under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning any transaction contemplated by this Agreement commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice, state attorneys general, or other Governmental Authorities. For purposes of this Agreement, the term "ANTITRUST LAWS" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, EC Merger Regulations and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. For purposes of this Agreement, "EC MERGER REGULATIONS" mean Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Council or Commission of the European Community (the "CCEC") or other organs of the European Union or European Community implementing such regulations.

          (d) In furtherance of and not in limitation of the agreements of the parties contained in Section 6.7 hereof the parties shall each use all reasonable efforts to resolve such objections, if any, as may be asserted under any Antitrust Law or any other applicable Law, with respect to any transaction contemplated by this Agreement. If any administrative, judicial or legislative action or proceeding is initiated (or threatened to be initiated) or any other action is taken by any Person challenging any transaction contemplated by this Agreement as violative of any Antitrust Law or any other applicable Law, the parties shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling, decision, finding or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction, ruling, decision, finding or other order is hereafter referred to as an "ORDER") or other official action or decision of any Governmental Authority that is in effect and that restricts, prevents or prohibits consummation of any transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

          (e) Notwithstanding anything in this Agreement to the contrary:

               (i) In no event shall any of Lockheed Martin and its Subsidiaries be required to agree to hold separate or to divest any of their respective businesses or Assets, or agree to any other restriction or condition with respect to the acquisition or ownership of any of their respective businesses or Assets or the conduct or operation of any of their respective businesses or Assets, or following the consummation of the Offer or the Effective Time, of COMSAT or any of its Subsidiaries, as may be required
     (i) by any applicable Governmental Authority (including, without limitation, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general) in order to resolve such objections as such Governmental Authority may have to such transactions under any Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by any Person challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of any transaction contemplated by this Agreement, if the Board of Directors of Lockheed Martin determines in good faith that any such agreement to hold separate or to divest or agreement to other restriction or condition is not in the best interests of Lockheed Martin.

               (ii) Except for seeking review by the full FCC of any FCC staff decision denying any application to permit Lockheed Martin or Offer Subsidiary to consummate the Carrier Acquisition, to cause Offer Subsidiary to become an Authorized Carrier or to consummate the Offer, Lockheed Martin shall not be required to undertake or continue any contest or resistance of an action or proceeding or take any other action, in each case of the type referred to in Section 6.7 hereof (including, but not limited to, Section 6.7(iii) hereof) or Section 6.9 hereof (including, but not limited to,
     Section 6.9(d) hereof) if, after taking into account advice of independent counsel with respect to relevant matters, including, without limitation, the likely outcome of the action or proceeding, the timing thereof and the likely costs related thereto, the Board of Directors of Lockheed

     Martin determines in good faith that undertaking or continuing any such contest or resistance or taking any such other action is not in the best interests of Lockheed Martin.

          (f) Each of COMSAT, Lockheed Martin and Acquisition Sub shall promptly inform the other parties of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the FCC or any other Governmental Authority or INTELSAT or Inmarsat regarding any transaction contemplated by this Agreement, along with copies of any written communications received with respect thereto and written summaries of any oral communications with respect thereto.

          SECTION 6.10. PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a joint press release and thereafter COMSAT, Lockheed Martin and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange; provided that the statements included in any such press release or the public statement made in compliance with this Section 6.10 may be published, reiterated or restated, in whole or in part, without the necessity of further complying with this Section 6.10.

          SECTION 6.11. NOTIFICATION. COMSAT shall give prompt notice to Lockheed Martin and Lockheed Martin shall give prompt notice to COMSAT, in each case, after it has actually become aware, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall
                         --------  -------
affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 6.12. CERTAIN LITIGATION. The parties shall cooperate in the defense of any litigation commenced after the date hereof against either party or any of their respective directors by any shareholder of COMSAT or Lockheed Martin relating to any transaction contemplated by this Agreement and shall not settle any such litigation without the prior written consent of the other party. In addition, subject to its rights under Section 6.4 hereof, COMSAT shall not voluntarily cooperate with any other Person that may hereafter seek to restrain or prohibit or otherwise oppose any transaction contemplated by this Agreement and shall cooperate with Lockheed Martin and Acquisition Sub to resist any such effort to restrain or prohibit or otherwise oppose such transaction.

          SECTION 6.13.  EMPLOYEE AND BENEFIT MATTERS; STOCK OPTIONS AND AWARDS.

          (a) Stock Options and Awards.  Except as provided in Section 6.13(b)
              ------------------------
hereof, as of the Effective Time, Lockheed Martin shall assume all COMSAT Stock Plans and the COMSAT Stock Options. Each COMSAT Stock Option outstanding at the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions, mutatis mutandis, as were applicable under such COMSAT
                      ------- --------
Stock Option prior to the Effective Time, (i) the number of shares of Lockheed Martin Common Stock as the holder of such COMSAT Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such COMSAT Stock Option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact then exercisable), (ii) at a price per share equal to (x) the aggregate exercise price for COMSAT Common Stock otherwise purchasable pursuant to such COMSAT Stock Option divided by (y) the number of shares of Lockheed Martin Common Stock deemed purchasable pursuant to such assumed COMSAT Stock Option, provided that the number of shares of
                                     --------
Lockheed Martin Common Stock that may be purchased upon exercise of any such Lockheed Martin Stock Option shall not include any fractional share and, upon exercise of any such Lockheed Martin Stock Option, a cash payment shall be made for any fractional share based on the last sale price per share of Lockheed Martin Common Stock on the trading day immediately preceding the date of exercise. COMSAT shall use its reasonable efforts to provide, on or prior to the Effective Time, a written acknowledgement of each holder of a COMSAT Stock Option that such COMSAT Stock Option from and after the Effective Time will be exercisable for shares of Lockheed Martin Common Stock as provided herein, provided that COMSAT need not do so if Lockheed Martin determines to its
--------
reasonable satisfaction that the terms of such COMSAT Stock Option or COMSAT Stock Plan provides that, after giving effect to any permitted action by the COMSAT board of directors or committee thereof, from and after the Effective Time, such COMSAT Stock Option shall be exercisable only for shares of Lockheed Martin Common Stock and not for shares of common stock of the Surviving Corporation or any other Person. COMSAT shall amend each other Plan, agreement or arrangement that provides benefits or payments by reference to the price of COMSAT Common Stock, other than the COMSAT Stock Option Plans, to provide that as of and after the Effective Time, the payments or benefits shall be measured by reference to the price of Lockheed Martin Common Stock, determined in like manner to the adjustments prescribed above with respect to the exercise price of COMSAT Stock Options and the number of shares of COMSAT Common Stock into which COMSAT Stock Options are exercisable. In respect of each COMSAT Stock Option to be converted into options or rights to acquire Lockheed Martin Common Stock, Lockheed Martin shall file as soon as practicable after the Effective Time with the SEC, and keep current the effectiveness of, a registration statement on Form S-8 or other appropriate form for as long as such options or rights remain outstanding (and maintain the current status of the prospectus with respect thereto). Lockheed Martin agrees to reserve for issuance a number of shares of Lockheed Martin Common Stock equal to the number of shares of Lockheed Martin Common Stock issuable under the COMSAT Stock Options.

          (b) Employee Stock Purchase Plan.  COMSAT shall terminate each
              ----------------------------
employee stock purchase plan COMSAT maintains for its or any of its Subsidiaries' employees no later than the Effective Time.

          (c) Change in Control.  COMSAT shall cause to be amended each of the
              -----------------
Plans listed in Section 6.13(c) of the COMSAT Disclosure Schedule and/or the Board of Directors of COMSAT shall adopt a resolution to provide that (i) for purposes of the Plans listed in Section 6.13(c)(1) of the COMSAT Disclosure Schedule, neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement nor approval of this Agreement or the transactions contemplated hereby by the Board of Directors or shareholders of COMSAT shall be a "Change in Control" of COMSAT (or any similar triggering event resulting in the acceleration or other change in the terms of benefits payable under the Plans); and (ii) for the purposes of the Plans listed in
Section 6.13(c)(2) of the COMSAT Disclosure Schedule, a "Change in Control" of COMSAT (or any similar triggering event resulting in the acceleration or other change in the terms of benefits payable under the Plans) shall occur at the Effective Time.

          (d) Service Credit.  Following the Effective Time, Lockheed Martin
              --------------
shall, or shall cause the Surviving Corporation, to recognize the service of current or former employees of COMSAT and any of its Subsidiaries (the "COMSAT EMPLOYEES") for purposes of participation, eligibility and vesting under any benefit Plan (including eligibility for benefit levels under any severance, retiree medical or vacation pay plans to the extent based on length of service) in which such employees may then be eligible to participate, except to the extent that such service was not taken into account under the comparable Plan immediately prior to the Effective Time. A COMSAT Employee who has accrued but unused vacation time under a Plan at the Effective Time shall retain such accrued but unused vacation after the Effective Time.

          (e) Pre-Existing Condition Limitations; Deductibles.  With respect to
              -----------------------------------------------
any Plans of Lockheed Martin in which the COMSAT Employees participate effective as of the Effective Time, Lockheed Martin shall, or shall cause the Surviving Corporation to: (i) not impose any requirements under the Plans more onerous than those currently in effect with respect to pre-existing condition limitations or exclusions and waiting periods with respect to eligibility and participation applicable to COMSAT Employees, and (ii) recognize credit toward satisfying any applicable co-payment, deductible expense requirement, out-of-pocket expense limit and maximum lifetime benefit limits of each COMSAT Employee or their eligible dependents as and to the extent any payment would have been previously recognized under the applicable COMSAT welfare benefit Plans prior to the Effective Time.

          (f) Assumption of Plans.  As of the Effective Time, Lockheed Martin
              -------------------
shall assume and shall cause the Surviving Corporation to assume in accordance with their terms all Plans and agreements listed in Section 6.13(f) of the COMSAT Disclosure Schedule.

          (g) Benefit Continuation.  For a period of at least one year following
              --------------------
the Effective Time, Lockheed Martin shall, or shall cause the Surviving Corporation to, provide each COMSAT Employee with qualified plan and employee welfare plan benefits (other than plans provided exclusively to management) which are comparable in the aggregate to the qualified plan and welfare plan benefits (other than plans provided exclusively to management) provided to such COMSAT Employee immediately prior to the Effective Time.

          SECTION 6.14. NO RESTRICTIONS. COMSAT shall not intentionally take any action, or omit to take any action, if the result of such action or omission could reasonably be expected to result in any restriction or limitation on the ability of Lockheed Martin or its Subsidiaries to vote any of the Shares purchased by any of Lockheed Martin and its Subsidiaries in the Offer.

          SECTION 6.15. ADVICE OF CHANGES. COMSAT shall cause its senior officers to use reasonable efforts to promptly advise Lockheed Martin of any change or occurrence that would reasonably be expected to have a Material Adverse Effect on COMSAT and, to the extent permitted by Law, to meet from time to time with Lockheed Martin's senior officers to discuss COMSAT's business.

          SECTION 6.16.      INDEMNIFICATION.

          (a) From and after the Effective Time, Lockheed Martin shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of COMSAT and its Subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in COMSAT's Articles of Incorporation and By-Laws and agreements in effect on the date hereof (to the extent consistent with applicable Law as of the Effective Time), which provisions will survive the Merger and continue in full force and effect after the Effective Time, in each case consistent with Applicable Law. Without limiting the foregoing, (i) Lockheed Martin shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorneys' fees) as incurred by an Indemnified Party with respect to the foregoing to the extent required under COMSAT's Articles of Incorporation and Bylaws in effect on the date hereof (to the extent consistent with applicable Law) and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party. Lockheed Martin hereby guarantees the obligation of the Surviving Corporation provided for under this Section 6.16(a).

          (b) For a period of six years after the Effective Time, Lockheed Martin shall use reasonable efforts to cause to be maintained in effect the current policies of directors and officers liability insurance maintained by COMSAT (provided that Lockheed Martin may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, that Lockheed Martin
                                                --------
shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by COMSAT for such insurance (the "MAXIMUM AMOUNT"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Lockheed Martin and the Surviving

Corporation shall maintain the most advantageous policies of directors, and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

          (c) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          SECTION 6.17. NO CONTROL. Prior to the Effective Time, Lockheed Martin shall not and shall not permit any of its Subsidiaries to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of COMSAT or of any common carrier activities or licensed facilities authorized by the FCC, in contravention of applicable Law; those operations, including complete control and supervision of common carrier activities, FCC-licensed facilities, employees and policies shall be the sole responsibility of COMSAT and its Subsidiaries.

          SECTION 6.18. ACCOUNTANT'S LETTERS. Each of COMSAT and Lockheed Martin shall use all reasonable efforts to cause to be delivered to the other party two letters from its independent public accountants, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to COMSAT and Lockheed Martin, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 6.19. NORTH AMERICAN NUMBERING PLAN. COMSAT acknowledges that an affiliate of Lockheed Martin is party to a contract pursuant to which it acts as administrator of the North American Numbering Plan. Lockheed Martin shall take such actions as are necessary so that the existence of the aforementioned contract does not prevent or delay consummation of the Offer or the Merger.

          SECTION 6.20. AFFILIATE LETTERS. On or prior to the date of the COMSAT Shareholders Meeting, COMSAT will deliver to Lockheed Martin a letter identifying all Persons who may be deemed to be "affiliates" of COMSAT for purposes of Rule 145 under the Securities Act as of the date of the COMSAT Shareholders Meeting (the "COMSAT AFFILIATE LETTER"). On or prior to the Closing Date, COMSAT will use all reasonable efforts to cause each Person identified as an "affiliate" in the COMSAT Affiliate Letter to deliver a written agreement acknowledging the restrictions on affiliates under Rule 145 under the Securities Act.


                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

          SECTION 7.1. TERMINATION. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the shareholders of COMSAT) prior to the Effective Time:

          (a) by mutual written consent of COMSAT and Lockheed Martin;

          (b) by COMSAT or Lockheed Martin if any court of competent jurisdiction in the United States of America or other United States Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such Order or other action is or shall have become nonappealable;

          (c) by Lockheed Martin if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Exhibit
                                                                        -------
A hereto, Lockheed Martin shall have (i) failed to commence the Offer within the
-
time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without the purchase of any Shares thereunder or (iii) failed to accept for payment and pay for Shares pursuant to the Offer prior to the one year anniversary of the date hereof; provided that Lockheed Martin may not terminate
                                --------
pursuant to this Section 7.1(c) if Lockheed Martin is in material breach of this Agreement;

          (d) by COMSAT if (i) there shall not have occurred a material breach of any representation, warranty, covenant or agreement of COMSAT or any of its Subsidiaries contained in this Agreement and Lockheed Martin shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer without the purchase of any Shares thereunder or (C) failed to accept for payment and pay for Shares pursuant to the Offer on or prior to the one year anniversary of the date hereof or (ii) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of COMSAT or any committee thereof shall have (A) determined that an Acquisition Proposal is a Superior Proposal, and approved a definitive agreement to effect such Superior Proposal and directed the authorized officers of COMSAT to execute and deliver such definitive agreement concurrently with the effectiveness of the termination of this Agreement pursuant to this Section 7.1(d)(ii) or (B) adopted any resolution to effect any of the foregoing; provided, that such termination
                                               --------
under this clause (ii) shall not be effective until payment of the fee required by Section 7.3(a) hereof;

          (e) by Lockheed Martin prior to the purchase of Shares pursuant to the Offer, if (i) there shall have occurred a breach of any representation or warranty of COMSAT or its Subsidiaries contained in this Agreement that would reasonably be expected to have a Material Adverse Effect on COMSAT or would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer, (ii) there shall have occurred a breach of any covenant or agreement of COMSAT or its Subsidiaries contained in this Agreement that has or would reasonably be expected to have a Material Adverse Effect on COMSAT or that would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires, (iii) the Board of Directors of COMSAT or any committee thereof shall have (A) determined that an Acquisition Proposal is a Superior Proposal, (B) withdrawn, modified or materially qualified (including by amendment of the Schedule 14D-9) in a manner adverse to Lockheed Martin or Acquisition Sub its approval or recommendation of the Offer, the Merger or this Agreement, (C) recommended to COMSAT's shareholders another Acquisition Proposal, (D) adopted any resolution to effect any of the foregoing, or (iv) the Minimum Condition shall not have been satisfied upon the expiration of the Offer and at or prior to such time a Person or group (other than Lockheed Martin or Acquisition Sub) shall have commenced, publicly proposed or publicly disclosed an Acquisition Proposal;

          (f) by COMSAT prior to the purchase of Shares pursuant to the Offer, if (i) there shall have occurred a breach of any representation or warranty of Lockheed Martin or Acquisition Sub contained in this Agreement that would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer or (ii) there shall have occurred a material breach of any covenant or agreement of Lockheed Martin or Acquisition Sub contained in this Agreement that would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and
(B) two business days prior to the date on which the Offer expires;

          (g) by Lockheed Martin or COMSAT if the shareholders of COMSAT shall not have approved the Merger and this Agreement at the COMSAT Shareholders Meeting, including any postponement or adjournment thereof, on or before the one year anniversary of the date hereof;

          (h) by COMSAT or Lockheed Martin if (i) there shall not have occurred a material breach of any representation, warranty, covenant or agreement of such party contained in this Agreement and (ii) the Effective Time shall not have occurred on or before the two year anniversary of the date hereof;

          SECTION 7.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 7.2 and Sections 6.6(b), 7.3, 8.2,
8.11 and 8.12 hereof. Nothing contained in this Section 7.2 shall relieve any party from Liability for any willful breach of this Agreement.

          SECTION 7.3.  FEES AND EXPENSES.

          (a) If any of the following shall occur:

               (i) COMSAT or Lockheed Martin terminates this Agreement pursuant to Section 7.1(e)(iv) or Section 7.1(g) and, within 12 months thereafter, COMSAT or any of its Subsidiaries enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, involving any Person or affiliate, or any group in which such Person (or any affiliate thereof, or any group in which such Person or affiliate is a member) (A) with whom COMSAT or any COMSAT Representative had discussions with respect to an Acquisition Proposal, (B) to whom COMSAT or any COMSAT Representative furnished information with respect to an Acquisition Proposal or (C) who had commenced, publicly proposed or publicly disclosed an Acquisition

     Proposal or expressed to COMSAT an interest in an Acquisition Proposal, in the case of each of clauses (A), (B) and (C) after the date hereof and prior to such termination; or

               (ii) COMSAT terminates this Agreement pursuant to Section 7.1(d)(ii) hereof;

then, in each case, COMSAT shall pay to Lockheed Martin, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such determination pursuant to Section 7.1(d)(ii) hereof, a fee, in cash, of $75 million (the "TERMINATION FEE");

provided, that COMSAT in no event shall be obligated to pay more than one such
--------
Termination Fee with respect to all such agreements and occurrences and such termination.

          (b) Except as specifically provided in this Section 7.3(b) or the Registration Rights Agreement, each party shall bear its own expenses incurred in connection with the transactions contemplated by the Transaction Agreements, including, without limitation, out-of-pocket costs, and fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants as well as fees and expenses incident to the negotiation, preparation and execution of the Transaction Agreements and related documentation, preparation of filings and consents with Governmental Authorities and other Persons, and any litigation resulting from the execution of the Transaction Agreements; provided, that in the event the Termination Fee becomes
                        --------
payable, COMSAT shall, upon the receipt of documentation in form reasonably satisfactory to COMSAT, promptly reimburse Lockheed Martin and its Subsidiaries in cash in immediately available funds, for any of the foregoing expenses of Lockheed Martin or its Subsidiaries, up to $5.0 million in the aggregate.

          (c) Notwithstanding anything to the contrary contained in this Agreement, upon payment by COMSAT in full of the amounts referred to in Sections 7.3(a) and 7.3(b) hereof, COMSAT shall be released from all Liability hereunder, including any Liability for any claims by Lockheed Martin, Acquisition Sub or any of their affiliates based upon or arising out of any breach of this Agreement.

          (d) The agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. In the event of any dispute as to whether any fee or other amount due under this Section 7.3 is due and payable, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          SECTION 7.4. AMENDMENT. This Agreement may be amended by action taken by COMSAT, Lockheed Martin and Acquisition Sub at any time before or after approval of the Merger and this Agreement by the shareholders of COMSAT, if any; provided that after the date
--------
of approval of the Merger and this Agreement by the shareholders of COMSAT, no amendment shall be made which decreases the amount or changes the form of the Merger Consideration or which adversely affects the rights of COMSAT's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

          SECTION 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that after the date of approval
                                       --------
of the Merger and this Agreement by the shareholders of COMSAT, no extensions or waivers shall be made which adversely affect the rights of COMSAT's shareholders hereunder without the approval of such shareholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.1. SURVIVAL. The representations, warranties, covenants and agreements made herein shall not survive beyond the Effective Time; provided, that the covenants and agreements contained in Section 6.16
      --------
hereof shall survive beyond the Effective Time without limitation.

          SECTION 8.2. ENTIRE AGREEMENT. Except for the Confidentiality Agreements dated as of August 5, 1997 between Lockheed Martin and COMSAT (the "CONFIDENTIALITY AGREEMENTS"), which shall continue in full force and effect other than Sections 3 and 7 thereof (which are superseded hereby), the Transaction Agreements (including the schedules and exhibits and the agreements and other documents referred to therein) embody the entire agreement and understanding of the parties, and supersede all prior agreements or understandings, with respect to the subject matters thereof.

          SECTION 8.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware except for internal corporate matters, which shall be governed by the Laws of the respective parties' jurisdictions of incorporation.

          SECTION 8.4. NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder (including, without limitation, any change in the information set forth in this Section 8.4), such notice or communication shall be in writing and (i) personally delivered, (ii) sent by postage prepaid certified or registered mail, return receipt requested,
(iii) sent by recognized overnight courier, or (iv) transmitted by telecopier, with a copy sent by postage prepaid certified or registered mail, return receipt requested, or by recognized overnight courier, as follows:

     (a)  If to the Lockheed Martin or Acquisition Sub, to:

          Lockheed Martin Corporation
          6801 Rockledge Drive
          Bethesda, Maryland 20817
          Telephone:  (301) 897-6000
          Telecopy:   (301) 897-6791
          Attention: General Counsel

          with a copy to:

          O'Melveny & Myers LLP
          555 13th Street, N.W., Suite 500W
          Washington, D.C. 20004-1109
          Telephone:  (202) 383-5300
          Telecopy:   (202) 383-5414
          Attention:  David G. Litt, Esq.

     (b)  If to COMSAT, to:

          COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, Maryland 20817
          Telephone:  (301) 214-3000
          Telecopy:   (301) 214-7128
          Attention:  General Counsel

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, New York 10022
          Telephone:  (212) 735-3000
          Telecopy:   (212) 735-2000
          Attention:  Richard L. Easton, Esq.

          SECTION 8.5. SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of Law or otherwise) without the prior written consent of the other party;
provided that Lockheed Martin may assign its rights and obligations hereunder
--------
or those of Acquisition Sub
to Lockheed Martin or any Subsidiary of Lockheed Martin, but in each case no such assignment shall relieve Lockheed Martin or Acquisition Sub, of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Section 6.16 hereof nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 8.6. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

          SECTION 8.7. INTERPRETATION. Article and section headings in this Agreement are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties and articles and sections in this Agreement are references to the parties to or the articles and sections of this Agreement, as the case may be, unless the context shall require otherwise.

          SECTION 8.8. SCHEDULES. The COMSAT Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          SECTION 8.9. LEGAL ENFORCEABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

          SECTION 8.10.      NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.

          (a) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies available at law or in equity.

          (b) In view of the uniqueness of the agreements contained in this Agreement and the transactions contemplated hereby and the fact that each party would not have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed in accordance with its terms, each party therefore agrees that the other parties to this Agreement shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which any of them may be entitled, at law or in equity.

          SECTION 8.11. EXCLUSIVE JURISDICTION. Each party (i) agrees that any action with respect to this Agreement or transactions contemplated by this Agreement shall be brought exclusively in the courts of the State of Delaware or of the United States of America for the State of Delaware, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it
                                                  ----- --- ----------
may now or hereafter have to the bringing of any action in those jurisdictions; provided, however, that each party may assert in an action in any other
--------  -------
jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such action, may not be asserted in an original action in the courts referred to in clause (i) above. Lockheed Martin and COMSAT each hereby appoints Corporation Trust Company as its agent for service of process in the State of Delaware in connection with any such action.

          SECTION 8.12. WAIVER OF JURY TRIAL. Each party waives any right to a trial by jury in any action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any action shall be tried before a court and not before a jury.

                             ______________________

        [The remainder of this page has been left blank intentionally.]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                        COMSAT CORPORATION



                                        By: /s/ Betty C. Alewine
                                            ------------------------------
                                            Name:  Betty C. Alewine
                                            Title: President and
                                                   Chief Executive Officer

                                        LOCKHEED MARTIN CORPORATION



                                        By: /s/ Vance D. Coffman
                                           ------------------------------
                                           Name:  Vance D. Coffman
                                           Title: Chairman and
                                                  Chief Executive Officer


                                        DENEB CORPORATION



                                        By: /s/ John V. Sponyoe
                                           ------------------------------
                                           Name:  John V. Sponyoe
                                           Title: Chief Executive Officer

                                                            EXHIBIT A


                            CONDITIONS OF THE OFFER

          Notwithstanding any other provision of the Offer, Lockheed Martin shall not be required to accept for payment or pay for, and may delay the acceptance for payment of (whether or not any Shares have theretofore been accepted for payment), or the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares, if:

          (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer and the Merger Agreement), (A) any applicable waiting period under the Antitrust Laws shall not have terminated or expired and all consents or approvals required under the Antitrust Laws shall not have been received, (B) fewer than one third (1/3) of the outstanding shares of COMSAT Common Stock shall have been validly tendered and not withdrawn (the "MINIMUM CONDITION"), (C) the shareholders of COMSAT shall not have approved the Merger and this Agreement pursuant to Section 29-367 of the DCBCA, (D) Lockheed Martin and Offer Subsidiary shall not have received all approvals of the FCC necessary for them to consummate the Carrier Acquisition, (E) the Carrier Acquisition shall not have been consummated, (F) Offer Subsidiary shall not have been approved by the FCC to be an Authorized Carrier, (G) Offer Subsidiary shall not have been authorized by the FCC to acquire the maximum number of shares of COMSAT Common Stock to be purchased pursuant to the Offer (the affirmative obligations of subsections (D)-(G) shall be referred to as the "AUTHORIZED CARRIER CONDITIONS"), or (H) Lockheed Martin or its Subsidiaries shall not have the right to vote any of the shares without restriction or limitation except as expressly set forth in Section 303 of the Satellite Act (47 U.S.C. (S) 733); or

          (ii) on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

               (a) any of the representations or warranties of COMSAT contained in the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at any time prior to consummation of the Offer, except for changes permitted by the Merger Agreement and except where the failure to be so true and correct would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COMSAT; provided, that if any such
                                                  --------
     failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) is curable by COMSAT through the exercise of its reasonable efforts, then Lockheed Martin may not terminate the Offer under this subsection (a) until 10 business days after written notice thereof has been given to COMSAT by Lockheed Martin and unless at such time the matter has not been cured; or

          (b) COMSAT shall have breached any of its covenants or agreements contained in the Merger Agreement, except for any such breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT; provided that, if any such breach is
                                          --------
     curable by COMSAT through the exercise of its reasonable efforts, then Lockheed Martin may not terminate the Offer under this subsection (b) until 10 business days after written notice thereof has been given to COMSAT by Lockheed Martin and unless at such time the breach has not been cured; or

          (c) (A) after the date of the Merger Agreement, there shall have been any change in existing Law or any new Law promulgated, enacted, enforced or deemed applicable to COMSAT or to the transactions contemplated by the Merger Agreement or (B) INTELSAT or Inmarsat shall have adopted a plan for privatization, or have been privatized, in whole or in part, in a manner or pursuant to terms and conditions (or, in the case of an adopted plan, proposed terms and conditions), in the case of either clause (A) or clause (B) that Lockheed Martin determines in good faith (after consultation with COMSAT) would reasonably be expected to have a Material Adverse Effect on COMSAT; or

          (d) any fact or circumstance exists or shall have occurred that has or would reasonably be expected to have a Material Adverse Effect on COMSAT; or

          (e) there shall have occurred (i) any general suspension of trading in securities on the NYSE (other than intra-day trading halts),
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States of America and that would reasonably be expected to have a Material Adverse Effect on COMSAT or would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer, (iv) any limitation or proposed limitation (whether or not mandatory) by any Governmental Authority or other instrumentality of the United States of America that materially adversely affects generally the extension of credit by banks or other financial institutions, or (v) in the case of any of the situations described in clauses (i) through (iv) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof; or

          (f) (i) there shall have been a decline in the Standard & Poor's
     500 Index of at least 27% from the date hereof through any given day (a "MEASUREMENT DATE") prior to the termination or expiration of the Offer, and (ii) the Standard & Poor's 500 Index shall also be at least 27% lower than on the date hereof on the earlier of (A) the close of trading on the next trading date at least 30 calendar days from such Measurement Date, and
     (B) the close of trading on the trading date immediately prior to the date on which the Offer Closing Time would otherwise occur, but for the failure of this condition; or

               (g) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of COMSAT shall have (1) recommended an Acquisition Proposal that is a Superior Proposal, (2) withdrawn, modified or materially qualified (including by amendment of the Schedule 14D-9) in a manner adverse to Lockheed Martin its approval or recommendation of the Offer, the Merger or the Merger Agreement, (3) recommended to COMSAT's shareholders another offer, or (4) adopted any resolution to effect any of the foregoing which, in the sole judgment of Lockheed Martin in any such case, and regardless of the circumstances (including any action or omission by Lockheed Martin) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

               (h) the Merger Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Lockheed Martin and may be asserted by Lockheed Martin regardless of the circumstances giving rise to such conditions, or may be waived by Lockheed Martin in whole or in part at any time and from time to time in its sole discretion.